UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS

AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________

Commission file number 033-63026

A.       Full title of the plan and the address of the plan, if different from that of the issuer named below:

Morgan Stanley 401(k) Plan

c/o Morgan Stanley Benefits Department

1585 Broadway

New York, NY 10036

B.       Name of the issuer of the securities held pursuant to the plan and the address of its principal executive office:

MORGAN STANLEY

1585 Broadway

New York, NY 10036

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Morgan Stanley 401(k) Plan
(Name of Plan)

Date:	June 20, 2017	By:	/s/ Joanne Ceriello
(Signature)
		Name:	Joanne Ceriello
		Title:	Morgan Stanley Director of US Benefits and Wellness Plans

Morgan Stanley
401(k) Plan

Employer ID No: 20-8764829

Plan Number: 003

Financial Statements at December 31, 2016 and
2015, and for the Year Ended December 31, 2016,
Supplemental Schedule at December 31, 2016, and

Report of Independent Registered Public Accounting

Firm

MORGAN STANLEY 401(k) PLAN

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits at December 31, 2016 and 2015	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2016	3
Notes to Financial Statements at December 31, 2016 and 2015, and for the Year Ended December 31, 2016	4–16

SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2016	18–60

NOTE:	All other schedules required by section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Participants and Administrator of the

    Morgan Stanley 401(k) Plan

New York, New York

We have audited the accompanying statements of net assets available for benefits of the Morgan Stanley 401(k) Plan (Plan) as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the year ended December 31, 2016 in conformity with U.S. generally accepted accounting principles.

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2016 has been subjected to audit procedures performed in conjunction with the audit of the Morgan Stanley 401(k) Plan financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York

June 20, 2017

MORGAN STANLEY 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AT DECEMBER 31, 2016 AND 2015

	2016	2015
ASSETS:
Participant-directed investments at fair value	$8,826,122,017	$7,776,317,719

Receivables:
Employer contributions	249,897,320	255,776,230
Notes receivable from participants	97,737,084	98,791,764
Receivables for securities sold and other	180,816,521	64,533,024
Total Receivables	528,450,925	419,101,018

Total Assets	9,354,572,942	8,195,418,737

LIABILITIES:
Participant-directed derivative investments	5,422,153	2,703,702
Payables for securities purchased and other	265,727,265	124,953,191

Total Liabilities	271,149,418	127,656,893

NET ASSETS AVAILABLE FOR BENEFITS	$9,083,423,524	$8,067,761,844

See notes to the financial statements.

MORGAN STANLEY 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2016

ADDITIONS:
Net investment income:
Net appreciation in fair value of investments	$776,904,865
Dividends and interest	129,900,954
Net investment income	906,805,819

Contributions:
Employer contributions	249,897,320
Participant contributions	435,163,497
Rollover contributions	46,367,311
Total contributions	731,428,128

Interest income on notes receivable from participants	4,058,917

Total additions	1,642,292,864

DEDUCTIONS:
Benefits paid to participants	616,935,916
Administrative fees	9,695,268

Total deductions	626,631,184

NET INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	1,015,661,680

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	8,067,761,844

End of year	$9,083,423,524

See notes to the financial statements.

Morgan stanley 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

AT DECEMBER 31, 2016 AND 2015, AND FOR THE YEAR ENDED DECEMBER 31, 2016

1.	DESCRIPTION OF THE PLAN

The following summary of the Morgan Stanley 401(k) Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information. Terms used in this description have the same meaning as in the Plan document.

General — The Plan is a profit-sharing plan that includes a “qualified cash or deferred arrangement” as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan’s interest in the Morgan Stanley Stock Fund is designated as an employee stock ownership plan within the meaning of Code section 4975(e)(7) to the extent provided in the Plan.

Morgan Stanley & Co. LLC is a limited liability company whose sole member is Morgan Stanley Domestic Holdings, Inc. (the “Plan Sponsor”) - a corporation wholly owned by Morgan Stanley Capital Management, LLC, a limited liability company whose sole member is Morgan Stanley (the “Company”). The Company’s Chief Human Resources Officer or his or her delegate (the “Plan Administrator”) has the authority to control and manage the operation and administration of the Plan, make rules and regulations and take actions to administer the Plan. The Plan Administrator has delegated certain operational and administrative responsibilities to certain employees in the Company’s Human Resources department.

All of the Plan’s investments are held in a trust account (“trust account”) at The Northern Trust Company, N.A. (the “Trustee”).

Eligibility — U.S. benefits-eligible employees, generally defined as full-time and part-time employees (regularly scheduled to work at least 50% of the Company’s standard work week) of participating companies are eligible to participate in the Plan upon hire. Part-time employees regularly scheduled to work less than 50% of the Company’s standard work week are eligible to participate after completing one year of service and attaining age 21.

Eligible participants who terminate employment and are later rehired by a participating company may participate in the Plan immediately upon rehire. Individuals who are (a) classified by a participating company as non-U.S. benefits-eligible workers, interns, summer associates, contingent workers, leased workers, independent contractors or consultants, regardless of whether or not such classification is subsequently upheld for any purpose by a court or federal, state or local administrative authority; (b) covered by a collective bargaining agreement with respect to which a participating company is a party, unless such agreement provides for participation in the Plan; (c) first hired or transferred to a participating company while in an hourly status on or after July 1, 2004; or (d) Puerto Rico residents, are not eligible to participate in the Plan.

Employee Contributions — Eligible participants may elect to contribute before-tax or Roth after-tax contributions of 1% to 30% of eligible pay subject to Code limits ($18,000 for 2016). Those participants who have attained at least age 50 by the end of the year may elect an additional before-tax or Roth after-tax “Catch-Up Contribution” of 1% to 30% of eligible pay, subject to Code limits ($6,000 for 2016).

Certain eligible participants may also elect to contribute non-Roth after-tax contributions of 1% to 30% of eligible earnings. Participants eligible to make non-Roth after-tax contributions include eligible employees considered to be non-highly compensated employees (for 2016, employees who earned less than $290,000 during 2015). Participants may also contribute amounts representing eligible rollover distributions from other qualified retirement plans, excluding other qualified plans sponsored by the Company and its affiliates. All contributions are subject to certain Code limitations.

Company Contributions — In addition to the eligibility requirements for each type of Company Contribution described below, to be eligible for Company Contributions for any given Plan Year, a participant must be actively at work or on an authorized leave of absence on December 31 or, during the year, have terminated employment because of retirement or Release, become totally and permanently disabled or died. Company Contributions are generally credited to participant accounts during the first quarter of the year following the calendar year for which the contribution amounts are determined.

Company Match: The Plan-provided Company Match for 2016 was one dollar for each dollar of before-tax or Roth after-tax contributions eligible participants contributed to the Plan, up to a maximum of 4% of eligible pay, up to the Code limit of $265,000. The maximum Company Match for 2016 was limited to $10,600. The Company Match is made at the discretion of the Plan Sponsor.

The 2016 Company Match contributions were invested according to each participant’s investment elections on file or in a default fund or funds, as selected by the Plan Administrator. The 2016 Company Match was $207,954,718, of which $5,364,834 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2016 and paid in cash by the Company to the Plan in January 2017. The 2015 Company Match was $211,617,672 of which $4,525,082 was covered by forfeitures held by the trust account. The contribution was recorded as Employer contributions receivable at December 31, 2015 and paid in cash by the Company to the Plan in January 2016.

Fixed Contribution: Eligible employees with annualized base pay and eligible annual pay of $100,000 or less and who are not employed as Financial Advisors, Producing Assistant Branch Managers, Producing Branch Managers, or Producing Sales Managers (or equivalent title), Advisory Directors or Senior Advisors (or equivalent title) at December 31 and who are not Saxon employees of Morgan Stanley’s U.S. Residential Mortgage Business receive a Fixed Contribution of 2% of eligible pay regardless of whether they contribute to the Plan or receive a Company Match. The 2016 Fixed Contribution of $18,236,393 was recorded as Employer contributions receivable at December 31, 2016 and paid in cash by the Company in January 2017. The 2015 Fixed Contribution of $18,179,321 was recorded as Employer contributions receivable at December 31, 2015 and paid in cash by the Company in January 2016.

Citi Pension Transition Contributions: To be eligible for Citi Pension Transition Contributions, employees who transferred from Citigroup to the Company or its affiliates in connection with the formation of the Company’s Wealth Management business segment must have been notified by Citigroup that their prior plan benefit opportunity qualified them for transition contributions under the Citigroup 401(k) Plan and they must have been at least age 45 with five or more years of service, including prior Citigroup service, at December 31, 2010. Citi Pension Transition Contributions may be available for up to 10 Plan Years, beginning with the 2011 Plan year, as determined by the Plan Sponsor, in its discretion.

The Citi Pension Transition Contributions are based on the one-time calculation Citigroup performed to determine the percentage of annual eligible pay for the annual transition contributions under the Citigroup 401(k) Plan. The 2016 Citi Pension Transition Contribution of $2,312,372 was recorded as

Employer contributions receivable at December 31, 2016 and paid in cash by the Company in January 2017. The 2015 Citi Pension Transition Contribution of $2,563,913 was recorded as Employer contributions receivable at December 31, 2015 and paid in cash by the Company in January 2016.

Morgan Stanley Transition Contribution: Eligible employees are those who earned a Morgan Stanley pension benefit or received a 401(k) Plan Retirement Contribution during 2010 and at December 31, 2010 were employed by a participating company and at least age 45 with five or more years of service. Eligible employees receive a Morgan Stanley Transition Contribution regardless of whether or not they contribute to the Plan. Morgan Stanley Transition Contributions may be available under the Plan for up to 10 Plan Years as determined by the Plan Sponsor in its discretion, beginning with the 2011 Plan Year.

The Morgan Stanley Transition Contribution is based on a formula generally intended to provide 80% of (1) minus (2):

1.  Under the Plan provisions in effect in 2010:

The estimated value of the benefit the employee would have earned under the Morgan Stanley Employees Retirement Plan (or what the employee would have received as a Retirement Contribution in the Plan), plus

The Company Match the employee would have received had the employee contributed 6% of eligible pay to the Plan (regardless of how much the employee actually contributed).

2.  Under the Plan provisions in effect during the applicable Plan year:

The maximum Company Match available under the Plan (regardless of how much the employee actually contributed), plus

The employee’s Fixed Contribution for the Plan year, if applicable.

The 2016 Morgan Stanley Transition Contribution of $26,758,671 was recorded as Employer contributions receivable at December 31, 2016 and paid in cash by the Company in January 2017. The 2015 Morgan Stanley Transition Contribution of $27,940,406 was recorded as Employer contributions receivable at December 31, 2015 and paid in cash by the Company in January 2016.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions, allocations of Company Contributions and Plan earnings, and charged with an allocation of Plan losses and administrative expenses not otherwise paid by the Plan Sponsor and reduced by the amount of any benefit payments to such participant. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments — Participants direct the investment of their contributions into various investment options offered by the Plan, which are subject to change from time to time. At December 31, 2016, the Plan offered six mutual funds, 15 commingled or collective trust funds, one employer stock fund, and 13 separately managed accounts.

The Plan is intended to meet the requirements of Section 404(c) of ERISA, with the result that participants, and no other fiduciaries, are responsible for the investment of their Plan accounts.

Employer Stock Provisions — The Morgan Stanley Stock Fund is invested primarily in “employer securities” (as defined in the Code), is designated an employee stock ownership plan to the extent provided in the Plan, and is subject to additional plan provisions, including the ability of eligible participants to elect to receive current cash dividend distributions relating to the Morgan Stanley Stock Fund.

Voting and Tender Rights — Each participant may direct a vote on shares of Company common stock in the Morgan Stanley Stock Fund that are allocated to his or her Plan account. Each participant is to be notified prior to the time that voting rights are to be exercised. Unvoted shares, including shares held in the Plan’s forfeiture account, are to be voted in the same proportion as the total actual votes cast by participants with respect to shares held in the Morgan Stanley Stock Fund for or against the matter under consideration. Similar rules apply to tender or other similar rights appurtenant to Company common stock held in the Morgan Stanley Stock Fund, except that shares for which no tender direction is given by the participant will not be tendered. If there is a tender for less than all shares or if there are more tender directions than can be satisfied, participant shares are to be tendered on a pro rata basis.

Vesting — Participants are vested immediately in their Employee Contributions plus earnings thereon. Generally, participants are vested in any Company Contributions upon the earlier of: (i) completion of three years of service, or (ii) termination of employment due to death, retirement, Release or Total and Permanent Disability, each as defined by the Plan. There is no partial vesting. A participant is always fully vested in dividends paid with respect to the Morgan Stanley Stock Fund.

Other — Certain reservists and persons who provide military service are entitled to additional rights under the Plan. Additional rules apply in the event that the Plan becomes top-heavy as described in the Code.

Forfeitures  — Forfeitures are used to reduce the year-end Company Contributions and pay certain Plan expenses.

Notes Receivable from Participants — Generally, a participant may borrow up to the lesser of $50,000 or 50% of his/her vested Plan account. The loan is secured by the balance in the participant’s account and bears interest at a rate determined by the Plan Administrator. Fixed, Retirement and Transition Contributions, each as defined by the Plan, are not eligible for loans. Each loan processed incurs a $75 administrative fee. Generally, principal and interest are paid ratably through payroll deductions back to the individual participant’s account. A participant may only have one outstanding loan at a time. Loans become due on termination of employment, except in the case of Release, in which case a participant may continue repayments for up to 12 months.

Domestic Relations Orders — Generally, participants who submit a domestic relations order for qualification incur a $750 qualification fee which is paid from the participant’s and alternate payee’s accounts.

Payment of Benefits — Participants may elect to receive all or a portion of their vested account balance following termination of employment.

Participants may withdraw any vested amount allocated to their accounts while in service after attaining age 59-1/2. In the event of a hardship (as defined in the Plan), participants regardless of age may withdraw their vested Employee and Company Contributions to the extent permitted by the Plan. Voluntary Employee Contributions made before 1984 and after-tax Employee Contributions made after 1983 also may be withdrawn in service without regard to the participant’s age, subject to Plan terms.

Payments are made in cash and/or in-kind in shares of Morgan Stanley stock at the direction of the participant. Non-hardship withdrawals are limited to eight per year.

A participant may elect to receive his or her vested interest in the Morgan Stanley Stock Fund in kind. Shares are recorded electronically in book entry form on the records of the Company’s transfer agent, Computershare, via its Direct Registration System service.

Plan Termination — Although it has not expressed any intent to do so, the Plan Sponsor has the right under the Plan to terminate the Plan subject to the provisions of ERISA. In such event, participants become fully vested in any Company Contributions to the extent required by the Code.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The Plan’s financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates — The preparation of financial statements requires Plan management to make estimates and assumptions regarding the valuation of certain financial instruments that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from the estimates and assumptions used.

Administrative Expenses — Administrative expenses of the Plan are paid by the Plan, unless paid by the Plan Sponsor, as provided in the Plan document. The Plan Sponsor is under no obligation to pay the Plan’s administrative expenses.

Payment of Benefits — Benefit payments to participants are recorded upon distribution. Amounts allocated to participants who elected to withdraw from the Plan during the years ended December 31, 2016 and 2015 generally were paid prior to the respective year end. Amounts requested in the plan year but paid subsequent to the plan year were not significant.

Risks and Uncertainties — The Plan utilizes various investment options, including derivative instruments. Investments, in general, are exposed to various risks, such as interest rate, market liquidity and credit risks, as well as overall market volatility. Due to the level of risk associated with certain investments and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is reasonably possible that changes in value of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

Investment Valuation and Income Recognition — Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. The cost of Plan investments is based on the average cost method for individual securities. Dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses on the investments are reflected in Net investment income—Net appreciation in fair value of investments, and include the Plan’s gains and losses on investments bought and sold as well as held during the year. Management fees and operating expenses charged to each of the investment options under the Plan are deducted from income earned and are not separately reflected in the Statement of changes in net assets available for benefits. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

The Plan’s investments and derivative instruments are measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date (see Note 6).

In determining fair value, the Plan uses various valuation techniques and establishes a hierarchy for inputs used in measuring fair value that maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability that were developed based on market data obtained from sources independent of the Plan. Unobservable inputs are inputs that reflect assumptions the Plan believes other market participants would use in pricing the asset or liability that were developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the observability of inputs as follows:

Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from product to product and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new and not yet established in the marketplace, the liquidity of markets and other characteristics particular to the product. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Plan in determining fair value is greatest for instruments categorized in Level 3 of the fair value hierarchy.

The Plan considers prices and inputs that are current at the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3 of the fair value hierarchy.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level of the fair value hierarchy within which the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

For assets and liabilities that are transferred between Levels in the fair value hierarchy during the period, fair values are ascribed as if the assets or liabilities had been transferred at the beginning of the period.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance. Interest is repaid monthly and any delinquent interest payments at December 31, 2016 and 2015 were not significant. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

3.	DERIVATIVE INSTRUMENTS AND REPURCHASE AGREEMENTS

Derivative instruments are permitted in the Plan’s separately managed account (“Separate Account”) portfolios only to the extent that they comply with all of the Plan’s policy guidelines, and are consistent with the Plan’s risk and return objectives. In addition, derivative instruments may be used only if they are deemed to be more attractive than a similar direct investment in the underlying cash market, or if the investment vehicle is being used to manage the risk of the portfolio. Any use of derivative instruments may not result in exposure of the Plan to investment sectors that are otherwise prohibited under the investment guidelines.

The investment guidelines established with each Separate Account manager for the Plan set forth the guidelines for the commitments that an investment manager may make with respect to derivative instruments. Within the scope of the investment guidelines, the Plan may be invested in futures, options, swaps and forward foreign currency contracts.

Market risk arises from adverse changes in the fair value of these contracts.

Futures and Options — The trust account held certain futures contracts on Eurodollars in separately managed accounts at December 31, 2016 and 2015 within the PIMCO Real Return Portfolio and PIMCO Core Fixed Income Portfolio. Both written and purchased options were held as underlying investments. When the investment manager purchases or writes an option, an amount equal to the premium received or paid by the Plan is recorded as an asset or liability and is subsequently adjusted to the current market value of the option written or purchased. The fair value of these investments at December 31, 2016 and 2015 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Swaps — Under the investment managers’ standard International Swap and Derivatives Association agreements, counterparty risk is limited by provisions which allow for the mutual exchange of collateral should a swap’s market value exceed $250,000. Further, the investment managers are instructed to restrict trading to only those counterparties with the largest capitalization and highest credit ratings in the industry. Investment manager policy is to execute swaps only with counterparties whose credit rating is A-/A3 or better, unless otherwise approved by the Plan. At December 31, 2016 and 2015, the investment assets held by the Plan included positions in several interest rate swaps, where fixed rates were paid to counterparties in exchange for floating rates, and credit default swaps. These assets were held in Separate Accounts at December 31, 2016 within the PIMCO Core Fixed Income Portfolio, PIMCO Real Return Portfolio, BlueBay Emerging Market Select Debt Fund and PIMCO Low Duration Fund and at December 31, 2015 within the PIMCO Core Fixed Income Portfolio, PIMCO Real Return Portfolio and BlueBay Emerging Market Select Debt Fund. The Plan also held in Separate Accounts several positions in inflation swaps at December 31, 2016 within the PIMCO Real Return Portfolio and PIMCO Core Fixed Income Portfolio and at December 31, 2015 within the PIMCO Real Return Portfolio. The fair value of these investments at December 31, 2016 and 2015 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Forward Foreign Currency Contracts — The Plan may enter into forward foreign currency contracts in order to hedge certain foreign currency denominated investments. Forward foreign currency commitments are generally entered into with counterparties of high credit quality; therefore, the risk of nonperformance by the counterparties is considered negligible. Additionally, the Plan’s investment guidelines require that the forward foreign currency contracts be restricted in their application and used for economic hedging purposes. The Plan held positions in forward foreign currency contracts in Separate Accounts at December 31, 2016 in the BlueBay Emerging Market Select Debt Fund, PIMCO Real Return Portfolio, Fidelity Institutional Asset Management Select International Small Growth Fund and the PIMCO Low Duration Fund and at December 31, 2015 in the BlueBay Emerging Market Select Debt, PIMCO Real Return Portfolio and the Artisan International Growth Fund. The fair value of these investments at December 31, 2016 and 2015 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits.

Securities sold under agreements to repurchase (“repurchase agreements”) — The investment manager, PIMCO, entered into several repurchase agreements. The fair value of these investments at December 31, 2016 was not significant and the changes in fair value are accounted for as part of Net appreciation in fair value of investments in the Statement of changes in net assets available for benefits. There were no repurchase agreements at December 31, 2015.

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

There were 35 and 34 investment options, respectively, available in the Plan at December 31, 2016 and 2015, of which four and six, respectively were managed by Morgan Stanley Investment Management, 30 and 27, respectively, were managed by third parties and one of which was an employer stock fund (the Morgan Stanley Stock Fund). All party-in-interest investment options are in the Morgan Stanley Stock Fund, Northern Trust Short-Term Investment Fund, the funds managed by Morgan Stanley Investment Management, an affiliate of the Plan Sponsor, and funds issued by PIMCO, Blackrock, Systematic and BNY Mellon. The Systematic and BNY Mellon investment options were removed in 2016.

At December 31, 2016 and 2015, the Plan held 41,179,042 shares and 45,917,472 shares, respectively, of Morgan Stanley common stock with a fair value of $1,739,814,526 and $1,460,634,784, respectively, and had net realized gains of $41,802,324 during 2016. The Plan earned dividend income of $32,130,018 on Morgan Stanley common stock for the year ended December 31, 2016. Eligible participants have the opportunity to elect to receive current cash payment of the dividends paid on the Morgan Stanley Stock Fund held within the Plan to the extent provided in the Plan.

At December 31, 2016 and 2015, the Plan held investments in Registered Investment Companies issued by Morgan Stanley Investment Management with a fair value of $1,301,837,225 and $1,797,994,369, respectively, and had a net realized loss of $181,192,700 and generated dividend and interest income of $47,262,757 during 2016.

Certain officers and employees of the Plan Sponsor (who may also be participants in the Plan) perform administrative services related to the operation, record keeping and financial reporting of the Plan. The Plan Sponsor pays these salaries and other administrative expenses on behalf of the Plan. Certain fees, including fees for the investment management services, to the extent not paid by the Plan Sponsor, are paid by the Plan. All direct and indirect fees paid by the Plan are considered party-in-interest transactions.

At December 31, 2016 and 2015, the Plan held notes receivable from participants for participant loans of $97,737,084 and $98,791,764, respectively, which are considered party-in-interest transactions.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service determined and informed the Plan Sponsor by a letter dated February 21, 2014, that the Plan and its related trust account continue to be designed in accordance with the applicable provisions of the Code. The Plan has been amended since receiving this letter, however, the Plan Sponsor and the Plan Administrator believe the Plan is currently designed and operated in compliance with the applicable requirements of the Code. The Plan Sponsor submitted an application for an updated favorable determination letter from the Internal Revenue Service on January 31, 2017.

The Plan Sponsor has analyzed the tax positions taken by the Plan, and has concluded that at December 31, 2016 and 2015, there are no uncertain tax positions taken by the Plan that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits of the Plan for any tax periods in progress. The Plan Sponsor believes the Plan is no longer subject to income tax examinations for years prior to 2012.

6.	FAIR VALUE MEASUREMENTS

The following descriptions of the valuation methods and assumptions used by the Plan to determine the fair values of investments apply to investments held directly by the Plan.

Registered Investment Companies (“RIC’s”) – Mutual funds are registered with the Securities and Exchange Commission (“SEC”) and are intended to meet the requirements of the Investment Company Act of 1940 with respect to income distribution, fee structure, and diversification of assets. Mutual funds are generally marked to quoted prices or net asset value (“NAV”) and are categorized in Level 1 of the fair value hierarchy if based upon prices which are observable in an active market. The PIMCO Foreign Bond (Unhedged) fund requires the Trustee to calculate the fair value since the fund has a daily interest rate factor that pays a monthly dividend and therefore the fund is categorized as Level 2 of the fair value hierarchy. With the exception of the BlackRock Liquidity Funds - FedFund Institutional Portfolio, which was removed as an investment option in 2016 and had no restrictions on sales, the Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

Separately Managed Accounts – The Plan holds investments in the Morgan Stanley Stock Fund (the “Fund”) holding Morgan Stanley common stock and containing a short-term investment fund to facilitate participant transactions in to and out of the Fund. There are no unfunded commitments and no restricted redemption notice periods. The Company has specific rules that govern employee transactions in Morgan Stanley stock. Employees may transact in Morgan Stanley stock (including the Fund) only during a window period. Shorter window periods and prior approval requirements apply to those employees deemed Access Persons (as defined in the Company’s employee trading policy) by the Company. Access Persons who are members of the Company’s Management or Operating Committees are prohibited from selling the Fund within six months of a purchase.

The remaining Separate Accounts are professionally managed portfolios held by the Plan. The participants share in the appreciation and depreciation in proportion to their contribution to the Separate Account. Separate Accounts are administered and supervised by investment managers who decide how to invest funds contributed by investors, subject to written investment guidelines. At December 31, 2016 and 2015, the Plan’s Separate Accounts consisted of the BlueBay Emerging Market Select Debt Fund, the T. Rowe Price U.S. Large-Cap Value Fund, the PIMCO Core Fixed Income Fund, the PIMCO Real Return Fund, the PIMCO Low Duration Fund, the Shenkman Capital High Yield Bond Fund, the Fidelity Institutional Asset Management Select International Small Cap Fund and the Artisan International Growth Fund. The PIMCO Low Duration Fund transitioned to a Separate Account in 2016 from a RIC in 2015. The Fidelity Institutional Asset Management Select International Small Cap Fund was formerly known as the Pyramis Select International Small Cap Fund in 2015. Additional investment opportunities available at December 31, 2016 were the BlackRock Government Short Term Investment Fund, the Thompson, Siegel & Walmsley Mid Cap Value Fund, the William Blair Small Cap Value Fund, the Chartwell Investment Partners Mid Cap Growth Fund and the Chartwell Investment Partners Small Cap Growth Fund. Investment opportunities at December 31, 2015 no longer available are the Royce Special Equity Fund and the Systematic Mid Cap Value Fund. The Trustee is responsible for determining the Separate Accounts’ fair value. Terms of the agreements with the investment managers (“Investment Management Agreements”) for the Separate Accounts permit the termination of the Investment Management Agreements and the distribution of the Separate Accounts’ securities at fair value. There were no unfunded commitments and no restricted redemption notice periods. The Plan generally prohibits the sale of these investment options within 30 days of a purchase into that investment option.

A description of the valuation methods and assumptions applied to the major categories of the Fund and the Separate Accounts measured at fair value are as follows:

Corporate equities

Corporate equities, including Morgan Stanley common stock, are exchange-traded equity securities that are generally valued based on quoted prices from a recognized exchange. Valuation adjustments are not applied. Corporate equities are categorized in Level 1 of the fair value hierarchy. Stapled securities, consisting of two or more corporate equity securities that are contractually bound to form a single salable unit that cannot be bought or sold separately, are categorized in Level 2 of the fair value hierarchy.

Cash and cash equivalents

Cash and cash equivalents are valued at cost, which approximates fair value and are categorized in Level 1 of the fair value hierarchy.

Government securities

Government securities are valued using factors which include but are not limited to market quotations, yields, maturities, and the bond’s terms and conditions. U.S. Treasury securities, valued using quoted market prices where valuation adjustments are not applied, are categorized in Level 1 of the fair value hierarchy. Callable agency-issued debt securities are valued by benchmarking model-derived prices to quoted market prices and trade data for comparable instruments. The fair value of agency mortgage pass-through pool securities is model-driven based on spreads of a comparable to be announced security. For index linked securities, the market price is adjusted daily by the appropriate index factor. The fair value of municipal and provincial government securities is determined using recently executed transactions, market price quotations or pricing models that factor in, where applicable, interest rates, bond or CDS spreads and volatility. Callable agency-issued debt securities, agency mortgage pass-through pool securities, index linked securities, and municipal and provincial government securities are generally categorized in Level 2 of the fair value hierarchy.

Corporate debt instruments

Corporate debt instruments are composed of corporate bonds, corporate loans and asset-backed securities. Corporate bonds and corporate loans are valued using factors which include but are not limited to recently executed transactions, observable market price quotations and spreads. Asset-backed securities may be valued based on price or spread data obtained from observed transactions or independent external parties such as vendors or brokers. When position-specific external price data are not observable, the valuation may require benchmarking to similar securities. For index linked securities, the market price is adjusted daily by the appropriate index factor. Corporate debt instruments are categorized in Level 2 of the fair value hierarchy.

Derivative investments

Depending on the product and terms of the transaction, the fair value of over-the-counter (“OTC”) derivative products can be either observed or modeled using a series of techniques and model inputs from comparable benchmarks, including closed-form analytic formulas, such as the Black-Scholes option-pricing model, and simulation models or a combination thereof. Many pricing models do not entail material subjectivity and the pricing inputs are observed from actively quoted markets, as is the case for generic interest rate swaps and certain option contracts. Interest rate swaps are valued using observable inputs. Listed derivatives that are not actively traded are valued using the same approaches as those applied to OTC derivatives. Derivative investments are categorized in Level 2 of the fair value hierarchy.

Repurchase agreements

The fair value of securities sold under agreements to repurchase is computed using a standard cash flow discounting methodology. The inputs to the valuation include contractual cash flows and collateral funding spreads which are estimated using various benchmarks, interest rate yield curves and option volatilities. Repurchase agreements are categorized in Level 2 of the fair value hierarchy.

Collective Trust Funds – Each investment is administered and supervised by its respective investment managers who decides how to invest the contributed funds. The Collective Trust Funds do not have a readily determinable fair value. The fair values of participating units held in the Collective Trust Funds are valued by the investment managers at NAV’s and recent transaction prices and therefore are not required to be categorized by levels of the fair value hierarchy. If there is a fee accrual, the Trustee is responsible for determining the fair value. At December 31, 2016 and 2015, the Plan held investments in funds managed by State Street Global Advisors, BlackRock, Inc. and Northern Trust. A BNY Mellon fund offered at December 31, 2015 is no longer available. Terms of the applicable Collective Trust Fund Agreements and/or Investment Management Agreements permit the termination of the agreement and the receipt of the fund securities at fair value within 30 days. There were no unfunded commitments and no restricted redemption notice periods. Other than certain funds managed by State Street Global Advisors and BlackRock, Inc., from which the Plan does not restrict the frequency of redemptions, the Plan generally prohibits the sale of the Collective Trust Fund investment options within 30 days of a purchase into that investment option.

The following tables set forth by level within the fair value hierarchy the Plan’s investment and derivative instrument assets and liabilities at fair value at December 31, 2016 and 2015. There were no transfers of investments between levels for either year.

	Plan’s Investment Assets and Liabilities at Fair Value at December 31, 2016
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$1,338,427,870	$33,715,265	$-	$1,372,143,135

Separately Managed Accounts
Corporate equities	3,241,103,628	1,980,613	-	3,243,084,241
Cash and cash equivalents	33,921,990	-	-	33,921,990
Government securities	167,859,502	714,921,502	-	882,781,004
Corporate debt instruments	-	195,613,655	-	195,613,655
Derivative investments	-	5,939,727	-	5,939,727
Repurchase agreements	-	21,100,000	-	21,100,000
	3,442,885,120	939,555,497	-	4,382,440,617

Collective Trust Funds (a)				3,071,538,265

Participant-directed investments				$8,826,122,017

Investment Liabilities:
Participant-directed derivative investments	$(2,555,901)	$(2,866,252)	$-	$(5,422,153)

(a)	Certain investments that are measured at fair value using net asset value per share are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

	Plan’s Investment Assets and Liabilities at Fair Value at December 31, 2015
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs

	Level 1	Level 2	Level 3	Total
Investment Assets:

Registered Investment Companies	$2,521,704,617	$31,294,547	$-	$2,552,999,164

Separately Managed Accounts
Corporate equities	2,513,465,218	2,412,371	-	2,515,877,589
Cash and cash equivalents	28,629,842	-	-	28,629,842
Government securities	153,939,016	106,344,662	-	260,283,678
Corporate debt instruments	-	147,233,093	-	147,233,093
Derivative investments	-	3,324,703	-	3,324,703
	2,696,034,076	259,314,829	-	2,955,348,905

Collective Trust Funds (a)				2,267,969,650

Participant-directed investments				$7,776,317,719

Investment Liabilities:
Participant-directed derivative investments	$(100,459)	$(2,603,243)	$-	$(2,703,702)

(a)	Certain investments that are measured at fair value using net asset value per share are not classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the participant-directed investments presented in the Statement of net assets available for benefits.

SUPPLEMENTAL SCHEDULE

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Registered Investment Companies
*	MSIF	Cap Growth; 16,652,866 shares		$ 588,179,241
*	MSIF	Emerging Mkts I Fund; 14,126,346 shares		294,251,778
*	MSIF	International Equity I; 17,038,950 shares		249,450,224
*	MSIF	Global Real Estate Portfolio; 15,795,166 shares		169,955,982
	Eaton Vance	Eaton Vance Global Macro Absolute Return; 4,047,638 shares		36,590,645
*	PIMCO	Pimco Foreign Bond Fund Instl Unhedged; 3,660,724 shares		33,715,265

	Corporate equities
	5Th 3Rd Bancorp	450,300 Shares of Common Stock		12,144,591
	8X8 Inc	58,790 Shares of Common Stock		840,697
	Aalberts Inds	10,300 Shares of Common Stock		334,826
	Aareal Bank Ag Npv	24,213 Shares of Common Stock		913,390
	Ablynx N.V. Npv	27,000 Shares of Common Stock		307,992
	Acadia Rlty Tr	71,341 Shares of Common Stock		2,331,424
	Actelion Ltd	4,796 Shares of Common Stock		1,040,506
	Acxiom Corp Com	109,920 Shares of Common Stock		2,945,856
	Adelaide Brighton Npv	76,162 Shares of Common Stock		299,459
	Adient Plc Adient Plc Ltd	59,582 Shares of Common Stock		3,491,505
	Adobe Sys Inc	34,730 Shares of Common Stock		3,575,454
	Adr Alibaba Group Holding Ltd	38,429 Shares of Common Stock		3,374,450
	Adr Ctrip Com Intl Ltd	11,046 Shares of Common Stock		441,840
	Adr Grifols S A	67,748 Shares of Common Stock		1,088,710
	Adr Gw Pharmaceuticals Plc	6,290 Shares of Common Stock		702,908
	Adr Nice Ltd	13,950 Shares of Common Stock		959,202
	Adr Royal Dutch Shell Plc	183,000 Shares of Common Stock		9,951,540
	Adr Tenaris S A	22,827 Shares of Common Stock		815,152
	Adr Total Sa	275,100 Shares of Common Stock		14,021,847
	Adr Wns Hldgs Ltd	70,920 Shares of Common Stock		1,953,846
	Adtran Inc	71,437 Shares of Common Stock		1,596,617
	Aeon Delight Co.Ltd. Npv	25,300 Shares of Common Stock		708,231
	Aeon Financial Service Co Ltd Npv	15,200 Shares of Common Stock		270,677
	Aerie Pharmaceuticals Inc	10,230 Shares of Common Stock		387,206
	Aes Corp	591,400 Shares of Common Stock		6,872,068
	Aes Corp	111,000 Shares of Common Stock		1,289,820
	Aetna Inc	84,900 Shares of Common Stock		10,528,449
	Agilent Technologies Inc	103,308 Shares of Common Stock		4,706,712
	Aia Group Ltd Npv	494,400 Shares of Common Stock		2,789,834
	Aker Solutions Asa	36,500 Shares of Common Stock		175,425
	Akzo Nobel Nv	20,012 Shares of Common Stock		1,253,584
	Alaska Air Group Inc	17,100 Shares of Common Stock		1,517,283
	Albioma	10,300 Shares of Common Stock		179,689
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Alder Biopharmaceuticals Inc	27,984 Shares of Common Stock		$ 582,067
	Alexion Pharmaceuticals Inc	7,085 Shares of Common Stock		866,850
	Alleghany Corp	3,400 Shares of Common Stock		2,067,608
	Allegion Plc	2,029 Shares of Common Stock		129,856
	Alliant Energy Corp	36,300 Shares of Common Stock		1,375,407
	Allianz Se Npv	26,201 Shares of Common Stock		4,338,774
	Allstate Corp	21,100 Shares of Common Stock		1,563,932
	Almost Family Inc	8,840 Shares of Common Stock		389,844
	Alten Npv	22,100 Shares of Common Stock		1,555,241
	Amazon Com Inc Com	1,785 Shares of Common Stock		1,338,518
	Amc Networks Inc	43,200 Shares of Common Stock		2,261,088
	Amdocs	15,500 Shares of Common Stock		902,875
	Amedisys Inc	19,820 Shares of Common Stock		844,927
	Amer Sports Corp Ser'A'Npv	32,200 Shares of Common Stock		858,583
	American Assets Tr Inc	54,964 Shares of Common Stock		2,367,849
	American Campus Cmntys Inc	40,009 Shares of Common Stock		1,991,248
	American Eagle Outfitters Inc	67,968 Shares of Common Stock		1,031,075
	American Express	128,900 Shares of Common Stock		9,548,912
	Ameriprise Finl Inc	88,000 Shares of Common Stock		9,762,720
	Amerisourcebergen Corp	32,100 Shares of Common Stock		2,509,899
	Amgen Inc	11,444 Shares of Common Stock		1,673,227
	Amplifon	21,500 Shares of Common Stock		205,228
	Analogic Corp	17,469 Shares of Common Stock		1,449,054
	Annaly Cap Mgmt Inc	286,900 Shares of Common Stock		2,860,393
	Antero Res Corp	64,800 Shares of Common Stock		1,532,520
	Aon Plc	31,541 Shares of Common Stock		3,517,768
	Apache Corp	115,100 Shares of Common Stock		7,305,397
	Apogee Enterprises Inc	9,745 Shares of Common Stock		521,942
	Apple Inc	68,000 Shares of Common Stock		7,875,760
	Applied Materials Inc	213,125 Shares of Common Stock		6,877,544
	Arcadis Nv	40,900 Shares of Common Stock		575,047
	Archrock Inc	133,482 Shares of Common Stock		1,761,962
	Arkema	8,368 Shares of Common Stock		820,302
	Arris International Ltd	58,500 Shares of Common Stock		1,762,605
	As One Corporation Npv	11,300 Shares of Common Stock		471,338
	Ashmore Group	97,400 Shares of Common Stock		340,236
	Asml Holding Nv	10,100 Shares of Common Stock		1,136,140
	Assic Generali Spa	117,173 Shares of Common Stock		1,745,066
	Assured Guaranty Ltd	307,846 Shares of Common Stock		11,627,343
	Atkore Intl Group Inc	39,115 Shares of Common Stock		935,240
	Atlantia S.P.A	46,562 Shares of Common Stock		1,093,217
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Atos Se	2,796 Shares of Common Stock		$ 295,645
	Atresmedia Corp	69,000 Shares of Common Stock		756,161
	Avnet Inc	53,575 Shares of Common Stock		2,550,706
	Axa	79,491 Shares of Common Stock		2,010,977
	Azbil Corp Npv	19,600 Shares of Common Stock		552,870
	B & M European Value Retail Sa	183,850 Shares of Common Stock		631,544
	Balfour Beatty	92,600 Shares of Common Stock		307,679
	Ball Corp	39,296 Shares of Common Stock		2,949,951
	Baloise Holding Ag	3,690 Shares of Common Stock		465,811
	Bank New York Mellon Corp	283,700 Shares of Common Stock		13,441,706
	Bank Of America Corp	330,800 Shares of Common Stock		7,310,680
	Bank Of The Ozarks Inc	93,846 Shares of Common Stock		4,935,361
	Bank Rakyat Indonesia Perser	341,900 Shares of Common Stock		296,284
	Bankinter Sa	55,800 Shares of Common Stock		433,173
	Banner Corp	41,787 Shares of Common Stock		2,332,132
	Bapcor Ltd Npv	59,195 Shares of Common Stock		253,750
	Bba Aviation Plc Ord	389,200 Shares of Common Stock		1,362,432
	Bed Bath & Beyond Inc \	37,700 Shares of Common Stock		1,532,128
	Befimmo Sa Npv Sicafi	17,234 Shares of Common Stock		969,955
	Beiersdorf Ag	24,056 Shares of Common Stock		2,045,069
	Belden Inc	72,288 Shares of Common Stock		5,404,973
	Berkshire Hills Bancorp Inc	66,507 Shares of Common Stock		2,450,783
	Bio Rad Labs Inc	5,300 Shares of Common Stock		966,084
	Biomarin Pharmaceutical Inc	65,075 Shares of Common Stock		5,390,813
	Block H & R Inc	71,300 Shares of Common Stock		1,639,187
	Bluebird Bio Inc	3,995 Shares of Common Stock		246,492
	Boeing Co	66,300 Shares of Common Stock		10,321,584
	Booz Allen Hamilton Hldg Corp	66,235 Shares of Common Stock		2,389,096
	Boston Private Finl Hldgs Inc	116,535 Shares of Common Stock		1,928,654
	Bper Banca	43,400 Shares of Common Stock		231,627
	Bqe Cant Vaudoise	860 Shares of Common Stock		545,777
	Brady Corp	52,151 Shares of Common Stock		1,958,270
	Bridgestone Corp Npv	26,300 Shares of Common Stock		950,214
	British American Tobacco	12,125 Shares of Common Stock		692,405
	Britvic	87,002 Shares of Common Stock		609,548
	Brooks Automation Inc	27,245 Shares of Common Stock		465,072
	Bruker Corp	22,950 Shares of Common Stock		486,081
	Brunswick Corp	132,927 Shares of Common Stock		7,249,838
	Buffalo Wild Wings Inc	3,650 Shares of Common Stock		563,560
	Bunge Ltd	87,000 Shares of Common Stock		6,284,880
	Burlington Stores Inc	58,425 Shares of Common Stock		4,951,519
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	CA Inc	24,500 Shares of Common Stock		$ 778,365
	Cairn Homes Plc	207,235 Shares of Common Stock		295,085
	Calbee Inc	26,000 Shares of Common Stock		815,879
	Callidus Software Inc	63,345 Shares of Common Stock		1,064,196
	Canadian Pac Ry Ltd	42,700 Shares of Common Stock		6,096,279
	Canadian Pac Ry Ltd	27,341 Shares of Common Stock		3,903,475
	Capcom Co Ltd Npv	32,100 Shares of Common Stock		756,848
	Cardinal Hlth Inc	31,100 Shares of Common Stock		2,238,267
	Cardtronics Plc Cardtronics Plc	43,060 Shares of Common Stock		2,349,784
	Care Cap Pptys Inc	45,314 Shares of Common Stock		1,132,850
	Carnival Corp	121,800 Shares of Common Stock		6,340,908
	Carpenter Technology Corp	37,858 Shares of Common Stock		1,369,324
	Caseys Gen Stores Inc	8,400 Shares of Common Stock		998,592
	Castellum Ab Npv	79,650 Shares of Common Stock		1,095,071
	Cavco Inds Inc	15,605 Shares of Common Stock		1,558,159
	Cavium Inc	96,233 Shares of Common Stock		6,008,788
	Cbre Group Inc	72,938 Shares of Common Stock		2,296,818
	Cdn Nat Res Ltd	176,300 Shares of Common Stock		5,620,444
	Centene Corp	52,277 Shares of Common Stock		2,954,173
	Challenger Ltd Npv	87,631 Shares of Common Stock		713,219
	Charles Riv Laboratories Intl Inc	48,411 Shares of Common Stock		3,688,434
	Charter Hall Group Npv (Stapled)	254,470 Shares of Common Stock		873,401
	Ches Utils Corp	26,238 Shares of Common Stock		1,756,634
	Childrens Pl Inc	23,690 Shares of Common Stock		2,391,506
	China Construction Bank'H'Cny1	170,198 Shares of Common Stock		131,054
	China Mobile Ltd	104,000 Shares of Common Stock		1,102,623
	Churchill Downs Inc	11,985 Shares of Common Stock		1,803,143
	Cigna Corporation	21,465 Shares of Common Stock		2,863,216
	Circor Intl Inc	32,550 Shares of Common Stock		2,111,844
	Cisco Systems Inc	397,700 Shares of Common Stock		12,018,494
	Citigroup Inc	240,900 Shares of Common Stock		13,527,762
	Citrix Sys Inc	8,400 Shares of Common Stock		750,204
	CME Group Inc	10,730 Shares of Common Stock		1,237,706
	CMS Energy Corp	29,200 Shares of Common Stock		1,215,304
	CNO Finl Group Inc	105,615 Shares of Common Stock		2,022,527
	Cobiz Finl Inc	148,759 Shares of Common Stock		2,512,540
	Coca-Cola East Jp Npv	53,100 Shares of Common Stock		1,172,766
	Coca-Cola European Partners Plc	66,272 Shares of Common Stock		2,080,941
	Colucid Pharmaceuticals Inc	21,760 Shares of Common Stock		792,064
	Columbia Sportswear Co	21,802 Shares of Common Stock		1,271,057
	Com Hem Hldg Ab Npv	40,700 Shares of Common Stock		389,321
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Comcast Corp	172,738 Shares of Common Stock		$ 11,927,559
	Commscope Hldg Co Inc	60,140 Shares of Common Stock		2,237,208
	Communications Sales & Leasing Inc	73,800 Shares of Common Stock		1,875,258
	Compugroup Medical Npv	23,900 Shares of Common Stock		981,746
	Concho Res Inc	10,150 Shares of Common Stock		1,345,890
	Conmed Corp	47,407 Shares of Common Stock		2,093,967
	Constellation Brands Inc	19,695 Shares of Common Stock		3,019,440
	Convatec Group Plc	361,008 Shares of Common Stock		1,043,380
	Coty Inc Com	157,438 Shares of Common Stock		2,882,690
	Cowen Group Inc	34,273 Shares of Common Stock		531,232
	Croda International	20,348 Shares of Common Stock		803,570
	Cross Ctry Healthcare Inc	30,870 Shares of Common Stock		481,881
	Crown Castle Intl Corp	17,600 Shares of Common Stock		1,527,152
	CSRA Inc	80,286 Shares of Common Stock		2,556,306
	Cts Eventim Ag & C Npv	14,176 Shares of Common Stock		447,816
	Cummins Inc	37,600 Shares of Common Stock		5,138,792
	Curtiss Wright Corp	21,287 Shares of Common Stock		2,093,789
	Cvb Finl Corp	78,586 Shares of Common Stock		1,801,977
	Cyrusone Inc	7,185 Shares of Common Stock		321,385
	Dah Sing Financial Npv	70,800 Shares of Common Stock		478,961
	Daiichikosho Co Npv	20,600 Shares of Common Stock		815,981
	Dairy Crest Group	104,173 Shares of Common Stock		797,429
	Daiwa Office Investment Corp	105 Shares of Common Stock		531,144
	Dana Inc	121,063 Shares of Common Stock		2,297,776
	Danaher Corp	8,780 Shares of Common Stock		683,435
	Darling Ingredients Inc	128,834 Shares of Common Stock		1,663,247
	Dave & Busters Entmt Inc	36,309 Shares of Common Stock		2,044,197
	Dbv Technologies Sa	6,200 Shares of Common Stock		433,892
	Dcc Ord	2,900 Shares of Common Stock		216,436
	De Longhi	26,900 Shares of Common Stock		640,657
	Dell Technologies Inc	36,400 Shares of Common Stock		2,000,908
	Delta Air Lines Inc	145,226 Shares of Common Stock		7,143,667
	Dentsply Sirona Inc	35,200 Shares of Common Stock		2,032,096
	Deutsche Boerse Ag Npv	56,358 Shares of Common Stock		4,609,257
	Deutsche Post Ag Npv	43,298 Shares of Common Stock		1,426,458
	Deutz Ag Npv	40,700 Shares of Common Stock		229,452
	Diamondback Energy Inc	40,301 Shares of Common Stock		4,072,819
	Dicks Sporting Goods Inc	30,050 Shares of Common Stock		1,595,655
	Discovery Communications Inc	53,900 Shares of Common Stock		1,443,442
	Dish Network Corp	8,500 Shares of Common Stock		492,405
	Dowa Holdings Co Ltd	111,000 Shares of Common Stock		850,808
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Du Pont E I De Nemours & Co	114,500 Shares of Common Stock		$ 8,404,300
	Dufry Ag	8,745 Shares of Common Stock		1,092,749
	Eagle Pharmaceuticals Inc	12,863 Shares of Common Stock		1,020,550
	Echostar Corporation	24,800 Shares of Common Stock		1,274,472
	Education Rlty Tr Inc	56,320 Shares of Common Stock		2,382,336
	Edwards Lifesciences Corp	20,365 Shares of Common Stock		1,908,201
	Electr Arts	45,894 Shares of Common Stock		3,614,611
	Electronics For Imaging Inc	132,787 Shares of Common Stock		5,824,038
	Elementis	143,500 Shares of Common Stock		491,874
	Elringklinger Ag Npv	9,300 Shares of Common Stock		155,721
	Emcor Group Inc	38,818 Shares of Common Stock		2,746,762
	Entergy Corp	46,154 Shares of Common Stock		3,390,934
	Epr Pptys	20,691 Shares of Common Stock		1,484,993
	Eqt Corp	57,540 Shares of Common Stock		3,763,116
	Equinix Inc	4,875 Shares of Common Stock		1,742,374
	Equity Comwlth	45,356 Shares of Common Stock		1,371,565
	Ethan Allen Interiors Inc	43,560 Shares of Common Stock		1,605,186
	Euler Hermes Group Npv	7,500 Shares of Common Stock		660,537
	Eurocommercial	12,841 Shares of Common Stock		495,509
	Euronav Npv	33,000 Shares of Common Stock		263,800
	Evercore Partners Inc	84,877 Shares of Common Stock		5,831,050
	Exelon Corp	295,200 Shares of Common Stock		10,476,648
	Exterran Corp	42,179 Shares of Common Stock		1,008,078
	Exxon Mobil Corp	165,400 Shares of Common Stock		14,929,004
	Fairfax Finl Hldgs Ltd	3,200 Shares of Common Stock		1,557,440
	Fidelity Natl Information Svcs Inc	114,675 Shares of Common Stock		5,422,977
	Fidessa Group	13,000 Shares of Common Stock		367,692
	Fiesta Restaurant Group Inc	29,290 Shares of Common Stock		874,307
	Fila Korea Ltd	3,617 Shares of Common Stock		211,126
	Finecobank Spa	57,188 Shares of Common Stock		321,500
	First Amern Finl Corp	51,215 Shares of Common Stock		1,876,005
	First Bancorp P R Com	777,021 Shares of Common Stock		5,136,109
	First Data Corp	143,515 Shares of Common Stock		2,036,478
	First Solar Inc	35,100 Shares of Common Stock		1,126,359
	Firstenergy Corp	237,822 Shares of Common Stock		7,365,347
	Five Below Inc	19,697 Shares of Common Stock		787,092
	Formfactor Inc	60,080 Shares of Common Stock		672,896
	Fortinet Inc	19,905 Shares of Common Stock		599,539
	Fortune R/Est Inv Npv	283,000 Shares of Common Stock		325,227
	Fossil Group Inc	40,800 Shares of Common Stock		1,055,088
	Fp Corp Npv	23,300 Shares of Common Stock		1,070,759
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Francescas Hldgs Corp	36,125 Shares of Common Stock		$ 651,334
	Frutarom Industries	2,000 Shares of Common Stock		102,426
	Fti Consulting Inc	45,161 Shares of Common Stock		2,035,858
	Fuchs Petrolub Se	18,000 Shares of Common Stock		757,142
	Gam Holding Ltd	40,871 Shares of Common Stock		474,519
	Gaming & Leisure Pptys Inc	17,400 Shares of Common Stock		532,788
	Gca Corporation Npv	58,500 Shares of Common Stock		412,286
	Gem Diamonds	88,800 Shares of Common Stock		120,698
	Gen Mtrs Co	96,700 Shares of Common Stock		3,369,028
	General Electric Co	495,763 Shares of Common Stock		15,666,111
	Genesco Inc	25,313 Shares of Common Stock		1,571,937
	Gfk Se Npv	200 Shares of Common Stock		9,152
	Gilead Sciences Inc	52,300 Shares of Common Stock		3,745,203
	Glacier Bancorp Inc	81,740 Shares of Common Stock		2,961,440
	Global Pmts Inc	53,510 Shares of Common Stock		3,714,129
	Gmo Internet Inc Npv	39,600 Shares of Common Stock		507,244
	Gn Store Nord	16,200 Shares of Common Stock		336,200
	Goldcrest Co Ltd Npv	10,600 Shares of Common Stock		191,124
	Grand Canyon Ed Inc	17,380 Shares of Common Stock		1,015,861
	Grand City Propert Npv	22,969 Shares of Common Stock		418,877
	Grifols Sa	35,637 Shares of Common Stock		709,664
	H & E Equip Svcs Inc	137,254 Shares of Common Stock		3,191,156
	Hamakyorex Co Ltd Npv	8,000 Shares of Common Stock		148,978
	Hancock Hldg Co	64,604 Shares of Common Stock		2,784,432
	Hanover Ins Group Inc	25,995 Shares of Common Stock		2,365,805
	Haulotte Group	21,524 Shares of Common Stock		319,196
	Healthsouth Corp	53,027 Shares of Common Stock		2,186,833
	Heico Corp	11,030 Shares of Common Stock		850,965
	Heineken Nv	3,636 Shares of Common Stock		273,287
	Helix Energy Solutions Group Inc	135,420 Shares of Common Stock		1,194,404
	Henkel Ag & Co Kgaa Non-Vtg Prf Npv	14,205 Shares of Common Stock		1,696,793
	Hess Corp	106,400 Shares of Common Stock		6,627,656
	Highwoods Pptys Inc	34,705 Shares of Common Stock		1,770,302
	Hitachi Cap Corp Npv	20,500 Shares of Common Stock		505,667
	Hogy Medical Co Npv	5,900 Shares of Common Stock		364,719
	Hologic Inc	150,700 Shares of Common Stock		6,046,084
	Home Bancshares Inc	86,700 Shares of Common Stock		2,407,659
	Hsbc Holdings Plc	137,600 Shares of Common Stock		1,104,790
	Hulic Company Ltd	20,200 Shares of Common Stock		179,944
	Hyundai Wia Corp	6,370 Shares of Common Stock		385,006
	Iberiabank Corp	38,140 Shares of Common Stock		3,194,225
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Idacorp Inc	28,715 Shares of Common Stock		$ 2,312,993
	Ill Tool Wks Inc	63,500 Shares of Common Stock		7,776,210
	Imperial Brands Plc	20,742 Shares of Common Stock		907,937
	Inc Resh Hldgs Inc	36,530 Shares of Common Stock		1,921,478
	Inchcape Ord	37,100 Shares of Common Stock		321,815
	Incitec Pivot Npv	393,900 Shares of Common Stock		1,026,803
	Incyte Corp	13,625 Shares of Common Stock		1,366,179
	Independence Group Npv	102,989 Shares of Common Stock		322,161
	Informa Plc	37,871 Shares of Common Stock		318,208
	Information Svcs Group Inc	185,094 Shares of Common Stock		673,742
	Ing Groep N.V.	260,859 Shares of Common Stock		3,678,635
	Ingenico Group	1,809 Shares of Common Stock		144,763
	Inphi Corp	55,474 Shares of Common Stock		2,475,250
	Integer Hldgs Corp	55,974 Shares of Common Stock		1,648,434
	Intel Corp Com	38,700 Shares of Common Stock		1,403,649
	Intercontinental Exchange Inc	42,905 Shares of Common Stock		2,420,700
	Interface Inc	122,493 Shares of Common Stock		2,272,245
	Intermed Cap Grp	36,037 Shares of Common Stock		311,704
	Internet Comm Stk	38,200 Shares of Common Stock		577,741
	Interpump Group	11,640 Shares of Common Stock		190,912
	Intersil Corp	69,348 Shares of Common Stock		1,546,460
	Intesa Sanpaolo	699,338 Shares of Common Stock		1,789,482
	Intl Paper Co	111,600 Shares of Common Stock		5,921,496
	Intralinks Hldgs	133,841 Shares of Common Stock		1,809,530
	Intuitive Surgical Inc	3,680 Shares of Common Stock		2,333,746
	Invesco Ltd	154,900 Shares of Common Stock		4,699,666
	Investa Office Fd Units Npv (Stapled)	79,636 Shares of Common Stock		272,176
	Ipsos	15,700 Shares of Common Stock		494,221
	Iress Limited Npv	62,647 Shares of Common Stock		538,455
	Iss	14,836 Shares of Common Stock		501,720
	IWG Plc	307,700 Shares of Common Stock		935,315
	J & J Snack Foods Corp	19,600 Shares of Common Stock		2,615,228
	J2 Global Inc	33,268 Shares of Common Stock		2,721,322
	James Hardie Industries Plc	23,808 Shares of Common Stock		378,749
	Japan Tobacco Inc Npv	138,777 Shares of Common Stock		4,573,745
	Jetblue Awys Corp	58,900 Shares of Common Stock		1,320,538
	Johnson & Johnson	114,300 Shares of Common Stock		13,168,503
	Johnson Ctls Intl Plc	264,225 Shares of Common Stock		10,883,428
	JPMorgan Chase & Co	302,503 Shares of Common Stock		26,102,984
	Jungheinrich Non-Vtg Prf Npv	37,800 Shares of Common Stock		1,086,844
	Jyske Bank	7,700 Shares of Common Stock		367,767
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Kadant Inc	30,798 Shares of Common Stock		$ 1,884,838
	Kar Auction Svcs Inc	54,907 Shares of Common Stock		2,340,136
	Kate Spade & Company	56,520 Shares of Common Stock		1,055,228
	Kddi Corp Npv	73,300 Shares of Common Stock		1,859,916
	Kellogg Co	21,100 Shares of Common Stock		1,555,281
	Kepco Plant Service & Engineering Co	6,370 Shares of Common Stock		285,854
	Kintetsu World Exp Npv	27,800 Shares of Common Stock		386,366
	Kla-Tencor Corp	13,200 Shares of Common Stock		1,038,576
	Kohls Corp	91,958 Shares of Common Stock		4,540,886
	Korean Reinsurance	49,564 Shares of Common Stock		467,817
	Kronos Worldwide Inc	63,212 Shares of Common Stock		754,751
	Kudelski Sa	26,997 Shares of Common Stock		468,832
	Lab Corp Amer Hldgs	14,700 Shares of Common Stock		1,887,186
	Lafargeholcim Ltd	22,971 Shares of Common Stock		1,212,569
	Lam Resh Corp	13,810 Shares of Common Stock		1,460,131
	Las Vegas Sands Corp	92,700 Shares of Common Stock		4,951,107
	Lennar Corp	79,700 Shares of Common Stock		3,421,521
	Leucadia Natl Corp	23,700 Shares of Common Stock		551,025
	Liberty Expedia Hldgs Inc	32,900 Shares of Common Stock		1,305,143
	Liberty Global Plc	135,229 Shares of Common Stock		4,062,091
	Liberty Interactive Corp Liberty	27,700 Shares of Common Stock		1,021,299
	Liberty Media Corp	65,3120 Shares of Common Stock		2,052,597
	Lifestyle International	262,000 Shares of Common Stock		337,927
	Linde Ag Npv	29,559 Shares of Common Stock		4,866,785
	Loews Corp	199,700 Shares of Common Stock		9,351,951
	Logmein Inc	32,225 Shares of Common Stock		3,111,324
	Lonestar Res US Inc	125,535 Shares of Common Stock		1,072,069
	Lonza Group Ag	1,469 Shares of Common Stock		254,818
	Lowes Cos Inc	137,300 Shares of Common Stock		9,764,776
	Lydall Inc \	31,754 Shares of Common Stock		1,963,985
	Madison Square Garden Co	9,000 Shares of Common Stock		1,543,590
	Magellan Health Inc	26,028 Shares of Common Stock		1,958,607
	Mallinckrodt Plc	46,825 Shares of Common Stock		2,332,822
	Manhattan Assocs Inc	85,151 Shares of Common Stock		4,515,557
	Marathon Pete Corp	10,500 Shares of Common Stock		528,675
	Markel Corp Holding Co	500 Shares of Common Stock		452,250
	Marketaxess Hldgs Inc	6,985 Shares of Common Stock		1,026,236
	Marsh & Mclennan Co'S Inc	128,653 Shares of Common Stock		8,695,656
	Masimo Corp	33,640 Shares of Common Stock		2,267,336
	Matador Res Co	52,545 Shares of Common Stock		1,353,559
	Matson Inc	43,693 Shares of Common Stock		1,546,295
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Mattel Inc	201,400 Shares of Common Stock		$ 5,548,570
	Mednax Inc	22,500 Shares of Common Stock		1,499,850
	Medtronic Plc	214,123 Shares of Common Stock		15,251,981
	Meitec Corporation Npv	23,600 Shares of Common Stock		905,474
	Melia Hotels Intl	70,700 Shares of Common Stock		826,245
	Mercialys	9,200 Shares of Common Stock		186,748
	Merck & Co Inc	179,490 Shares of Common Stock		10,566,576
	Mercury Systems Inc	40,625 Shares of Common Stock		1,227,688
	Meredith Corp	34,672 Shares of Common Stock		2,050,849
	Metlife Inc	266,400 Shares of Common Stock		14,356,296
	Mgm Growth Pptys LLC	244,440 Shares of Common Stock		6,186,776
	Mgm Resorts International	365,460 Shares of Common Stock		10,536,212
	Michael Kors Holdings Ltd	29,900 Shares of Common Stock		1,285,102
	Micro Focus International Plc	33,300 Shares of Common Stock		896,596
	Microsoft Corp	294,961 Shares of Common Stock		18,328,877
	Middleby Corp	23,450 Shares of Common Stock		3,020,595
	Minerals Technologies Inc	29,805 Shares of Common Stock		2,302,436
	Misumi Group Inc Npv	25,800 Shares of Common Stock		425,594
	Miura Co Ltd Npv	38,800 Shares of Common Stock		590,807
	Mlp Ag Npv	37,600 Shares of Common Stock		165,575
	Mlp Lazard Ltd	126,636 Shares of Common Stock		5,203,473
	Mmc Norilsk Nickel	24,518 Shares of Common Stock		411,657
	Molina Healthcare Inc	30,638 Shares of Common Stock		1,662,418
	Monolithic Pwr Sys Inc	52,924 Shares of Common Stock		4,336,882
*	Morgan Stanley	41,179,042 Shares of Common Stock		1,739,814,526
	Msg Network Inc	34,500 Shares of Common Stock		741,750
	N W Pipe Co	66,370 Shares of Common Stock		1,142,891
	Nagaileben Co Npv	26,500 Shares of Common Stock		579,599
	National Bk Hldgs Corp	56,925 Shares of Common Stock		1,815,338
	Nestle Sa	56,534 Shares of Common Stock		4,063,373
	Netapp Inc	38,600 Shares of Common Stock		1,361,422
	Neurocrine Biosciences Inc	71,784 Shares of Common Stock		2,778,428
	News Corp	479,800 Shares of Common Stock		5,498,508
	Nextera Energy Inc Corporate Unit	103,624 Shares of Common Stock		5,075,504
	Nhk Spring Co Ltd Npv	62,000 Shares of Common Stock		592,172
	Nihon Parkerizing Npv	62,800 Shares of Common Stock		738,190
	Nippon Telegraph & Telephone Corp Npv	47,500 Shares of Common Stock		2,000,429
	Nippon Thompson Co Npv	66,000 Shares of Common Stock		279,539
	Nissha Printing Co Npv	22,600 Shares of Common Stock		545,648
	Nomura Holdings Npv	221,800 Shares of Common Stock		1,310,433
	Norwegian Cruise Line Hldgs Ltd	59,512 Shares of Common Stock		2,531,045
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Ntt Docomo Npv	128,508 Shares of Common Stock		$ 2,934,083
	Nufarm Npv	105,477 Shares of Common Stock		699,603
	Nuflare Technology Npv	3,600 Shares of Common Stock		219,145
	Nuvasive Inc	13,455 Shares of Common Stock		906,329
	Nxp Semiconductors N V	53,077 Shares of Common Stock		5,202,077
	Nxstage Med Inc	38,930 Shares of Common Stock		1,020,355
	O Reilly Automotive Inc	10,715 Shares of Common Stock		2,983,163
	Obic Co Ltd Npv	16,700 Shares of Common Stock		731,659
	Oc Oerlikon Corp	24,910 Shares of Common Stock		245,093
	Occidental Petroleum Corp	124,100 Shares of Common Stock		8,839,643
	Okinawa Cellular Npv	4,800 Shares of Common Stock		143,422
	Okinawa Elec Power Npv	30,300 Shares of Common Stock		682,974
	On Assignment Inc	66,138 Shares of Common Stock		2,920,654
	Oriental Watch Hld	274,000 Shares of Common Stock		53,011
	Orion Corp	614 Shares of Common Stock		332,977
	Orion Corp	16 Shares of Common Stock		8,677
	Osram Licht Ag Npv	18,812 Shares of Common Stock		988,625
	Ottogi Corpn	972 Shares of Common Stock		532,757
	Oxford Instruments	12,800 Shares of Common Stock		115,775
	Pacwest Bancorp	51,270 Shares of Common Stock		2,791,139
	Palo Alto Networks Inc	15,610 Shares of Common Stock		1,952,031
	Panera Bread Co	11,972 Shares of Common Stock		2,455,337
	Partners Group Hlg	370 Shares of Common Stock		173,742
	Patterson-Uti Energy Inc	222,365 Shares of Common Stock		5,986,066
	Paycom Software Inc	12,265 Shares of Common Stock		557,935
	Pebblebrook Hotel Tr	48,406 Shares of Common Stock		1,440,079
	Penney J.C Co Inc	147,435 Shares of Common Stock		1,225,185
	Pennon Group	30,200 Shares of Common Stock		308,609
	Pepsico Inc	98,206 Shares of Common Stock		10,275,294
	Pernod Ricard Npv	4,502 Shares of Common Stock		488,856
	Pfizer Inc	577,960 Shares of Common Stock		18,772,141
	PG& E Corp	317,300 Shares of Common Stock		19,282,321
	Philip Morris Intl	133,900 Shares of Common Stock		12,250,511
	Phoenix Satellite	1,320,000 Shares of Common Stock		223,032
	Pinnacle Entmt Inc	398,370 Shares of Common Stock		5,776,365
	Pkc Group Oyj Npv	5,000 Shares of Common Stock		83,378
	Playtech Plc	65,586 Shares of Common Stock		669,401
	Pnm Res Inc	59,048 Shares of Common Stock		2,025,346
	Polyone Corp	48,562 Shares of Common Stock		1,555,926
	Popular Inc	162,093 Shares of Common Stock		7,102,915
	Portland General Electric Co	49,780 Shares of Common Stock		2,156,967
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Ppdc Energy Inc	32,896 Shares of Common Stock		$ 2,387,592
	Ppl Corp	96,200 Shares of Common Stock		3,275,610
	Procter & Gamble	96,278 Shares of Common Stock		8,095,054
	Progressive Corp Oh	56,800 Shares of Common Stock		2,016,400
	Proofpoint Inc	19,700 Shares of Common Stock		1,391,805
	Prosegur Seguridad	124,400 Shares of Common Stock		779,393
	Prosperity Bancshares Inc	38,795 Shares of Common Stock		2,784,705
	Psp Swiss Property	3,113 Shares of Common Stock		269,537
	PTC Inc	125,764 Shares of Common Stock		5,819,100
	Pulte Group Inc	208,175 Shares of Common Stock		3,826,257
	Pvh Corp	14,630 Shares of Common Stock		1,320,211
	Pvtpl Dell Inc	357,500 Shares of Common Stock		4,915,625
	Pz Cussons	48,500 Shares of Common Stock		200,343
	Qorvo Inc	29,775 Shares of Common Stock		1,570,036
	Qualcomm Inc	137,800 Shares of Common Stock		8,984,560
	Radian Group Inc	512,146 Shares of Common Stock		9,208,421
	Raffles Medical Npv	506,385 Shares of Common Stock		501,232
	Ramirent Oyj Npv	83,400 Shares of Common Stock		650,070
	Range Res Corp	31,500 Shares of Common Stock		1,082,340
	Raytheon Co	32,200 Shares of Common Stock		4,572,400
	Redrow	76,800 Shares of Common Stock		407,112
	Renasant Corp	59,735 Shares of Common Stock		2,522,012
	Rexel	89,982 Shares of Common Stock		1,483,895
	Rezidor Hotel Grp Npv	122,600 Shares of Common Stock		479,085
	Rice Energy Inc	91,498 Shares of Common Stock		1,953,482
	Ricoh Leasing Npv	13,900 Shares of Common Stock		429,627
	Rightmove	4,800 Shares of Common Stock		231,492
	Rogers Comms Inc	19,307 Shares of Common Stock		745,617
	Royal Caribbean Cruises	65,446 Shares of Common Stock		5,369,190
	Rpc Group	32,900 Shares of Common Stock		432,953
	Rpc Inc	166,720 Shares of Common Stock		3,302,723
	Rsp Permian Inc	57,426 Shares of Common Stock		2,562,348
	Rtl Group Npv	5,345 Shares of Common Stock		393,113
	S.W. Airl Co	142,700 Shares of Common Stock		7,112,168
	Saf Holland	72,300 Shares of Common Stock		1,039,784
	Safeguard Scientifics Inc	52,342 Shares of Common Stock		704,000
	Sage Therapeutics Inc	15,101 Shares of Common Stock		771,057
	Salesforce Com Inc	18,047 Shares of Common Stock		1,235,498
	Samchuly Bicycle	35,912 Shares of Common Stock		379,101
	San-A Co Ltd Npv	9,500 Shares of Common Stock		461,011
	San-Ai Oil Co Npv	134,000 Shares of Common Stock		961,615
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Sartorius Stedim	11,200 Shares of Common Stock		$ 708,438
	Sato Holdings Npv	23,800 Shares of Common Stock		477,694
	Sats Ltd Npv	206,100 Shares of Common Stock		691,898
	Scana Corp	20,500 Shares of Common Stock		1,502,240
	Schneider Electric	9,568 Shares of Common Stock		667,172
	Scor Se	11,100 Shares of Common Stock		384,365
	SDL	20,800 Shares of Common Stock		113,793
	Seek Limited Npv	19,630 Shares of Common Stock		211,506
	Segro Plc	90,036 Shares of Common Stock		509,650
	Sei Invts Co	95,905 Shares of Common Stock		4,733,871
	Selective Ins Group Inc	59,394 Shares of Common Stock		2,556,912
	Sensient Technologies Corp	28,025 Shares of Common Stock		2,202,205
	Seobu T&D	25,942 Shares of Common Stock		395,208
	Servicenow Inc	45,855 Shares of Common Stock		3,408,861
	Shanks Group	562,375 Shares of Common Stock		639,307
	Ship Healthcare Holdings Inc Npv	16,000 Shares of Common Stock		411,540
	Sika Ag	100 Shares of Common Stock		481,330
	Silgan Hldgs Inc	30,785 Shares of Common Stock		1,575,576
	Simpson Mfg Inc	32,585 Shares of Common Stock		1,425,594
	Six Flags Entmt Corp	29,266 Shares of Common Stock		1,754,789
	SLM Corp	366,795 Shares of Common Stock		4,042,081
	Sm Energy Co	35,895 Shares of Common Stock		1,237,660
	Smartone Telecom	593,000 Shares of Common Stock		796,974
	Sonic Corp	18,830 Shares of Common Stock		499,183
	Southwest Gas Hldgs Inc	27,839 Shares of Common Stock		2,133,024
	Spar Nord Bank	44,000 Shares of Common Stock		505,564
	Sparebank	33,150 Shares of Common Stock		233,961
	Spark Infr Group Npv Stapled	484,540 Shares of Common Stock		835,036
	Spartannash Co	67,065 Shares of Common Stock		2,651,750
	Spectranetics Corp	51,290 Shares of Common Stock		1,256,605
	Spire Inc	31,843 Shares of Common Stock		2,055,466
	Spirit Airls Inc	33,915 Shares of Common Stock		1,962,322
	Ss&C Technologies Hldgs Inc	75,050 Shares of Common Stock		2,146,430
	St James'S Place	10,245 Shares of Common Stock		128,365
	St James'S Place	23,200 Shares of Common Stock		290,684
	Standex Intl Corp	23,754 Shares of Common Stock		2,086,789
	Stericycle Inc	42,552 Shares of Common Stock		3,278,206
	Sterling Bancorp	65,389 Shares of Common Stock		1,530,103
	Sthree	114,900 Shares of Common Stock		440,304
	Sumitomo Mitsui Financial Group Npv	28,700 Shares of Common Stock		1,097,458
	Sumitomo Real Est Npv	11,900 Shares of Common Stock		278,025
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Sun Hung Kai Co Npv	471,000 Shares of Common Stock		$ 291,598
	Sundrug Co Ltd Npv	10,200 Shares of Common Stock		707,489
	Superior Energy Svcs Inc	72,356 Shares of Common Stock		1,221,369
	Suruga Bank Npv	33,700 Shares of Common Stock		753,833
	Svb Financial Group k	9,811 Shares of Common Stock		1,684,156
	Swedbank Ag	55,006 Shares of Common Stock		1,333,886
	Swedish Orphan Biovitrum	21,600 Shares of Common Stock		253,695
	Synopsys Inc	21,900 Shares of Common Stock		1,289,034
	Taiwan Semiconductor Mfg Co Ltd	78,545 Shares of Common Stock		2,258,169
	Take-Two Interactive Software Inc	40,151 Shares of Common Stock		1,979,043
	Tanger Factory Outlet Ctrs Inc	52,745 Shares of Common Stock		1,887,216
	Te Connectivity Ltd	89,400 Shares of Common Stock		6,193,632
	Tecan Group Ag	5,030 Shares of Common Stock		786,409
	Technicolor	61,128 Shares of Common Stock		331,400
	Techtronic Industr Npv	248,000 Shares of Common Stock		889,239
	Tecnicas Reunidas Ord	12,800 Shares of Common Stock		526,059
	Ted Baker	8,600 Shares of Common Stock		299,032
	Teleflex Inc	14,855 Shares of Common Stock		2,393,883
	Telenet Grp Hldg Npv	20,616 Shares of Common Stock		1,146,382
	Teleperformance Societe Europeenne	6,900 Shares of Common Stock		693,572
	Terreno Rlty Corp	36,635 Shares of Common Stock		1,043,731
	Tesaro Inc	6,810 Shares of Common Stock		915,809
	Texas Instruments Inc	80,700 Shares of Common Stock		5,888,679
	Texas Roadhouse Inc	30,164 Shares of Common Stock		1,455,111
	Tgr Investment Inc	895 Shares of Common Stock		404,394
	Thai Beverage Plc	274,900 Shares of Common Stock		161,739
	Thermo Fisher Corp	59,600 Shares of Common Stock		8,409,560
	Thk Co Ltd Npv	26,200 Shares of Common Stock		580,899
	Tikkurila Oyj Npv	9,700 Shares of Common Stock		192,447
	T-Mobile Us Inc	50,700 Shares of Common Stock		2,915,757
	Tokyo Ohka Kogyo Npv	7,200 Shares of Common Stock		243,220
	Tokyo Tatemono Co Npv	52,800 Shares of Common Stock		707,561
	Toll Bros Inc	159,310 Shares of Common Stock		4,938,610
	Tractor Supply Co Com	15,363 Shares of Common Stock		1,164,669
	Transcanada Corp	56,142 Shares of Common Stock		2,534,811
	Transocean Ltd	43,300 Shares of Common Stock		638,242
	Treasury Wine Esta Npv	62,957 Shares of Common Stock		486,871
	Trimble Inc Com Trimble Inc	60,875 Shares of Common Stock		1,835,381
	Twenty-First Centy Fox Inc	375,900 Shares of Common Stock		10,243,275
	Tyson Foods Inc	125,700 Shares of Common Stock		7,753,176
	Ubs Group	96,536 Shares of Common Stock		1,514,979
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Ulta Beauty Inc	9,865 Shares of Common Stock		$ 2,514,983
	Ultimate Software Group Inc	22,050 Shares of Common Stock		3,938,760
	Umpqua Hldgs Corp	127,305 Shares of Common Stock		2,390,788
	Unicredit Spa Npv	39,118 Shares of Common Stock		112,804
	Unite Group	61,800 Shares of Common Stock		462,761
	United Arrows Ltd Npv	10,700 Shares of Common Stock		295,859
	United Internet Ag Npv	14,248 Shares of Common Stock		557,467
	United Technologies Corp	75,700 Shares of Common Stock		8,298,234
	United Therapeutics Corp	9,000 Shares of Common Stock		1,290,870
	Unvl Display Corp	7,865 Shares of Common Stock		442,800
	US Bancorp	110,235 Shares of Common Stock		5,662,772
	Vail Resorts Inc	25,759 Shares of Common Stock		4,155,185
	Valero Energy Corp	7,900 Shares of Common Stock		539,728
	Vallourec Sa	39,684 Shares of Common Stock		274,161
	Valmont Inds Inc	13,828 Shares of Common Stock		1,948,365
	Vantiv Inc	53,073 Shares of Common Stock		3,164,212
	VCA Inc	66,575 Shares of Common Stock		4,570,374
	Verizon Communications	144,000 Shares of Common Stock		7,686,720
	Vertex Pharmaceuticals Inc	6,980 Shares of Common Stock		514,217
	Virgin Money Hldgs	71,800 Shares of Common Stock		268,554
	Vonovia Se Npv	45,858 Shares of Common Stock		1,494,835
	Vontobel Hldg Ag	11,628 Shares of Common Stock		611,518
	Vulcan Materials Co	45,600 Shares of Common Stock		5,706,840
	Wabco Hldgs Inc	10,562 Shares of Common Stock		1,121,156
	Wageworks Inc	20,395 Shares of Common Stock		1,478,638
	Wal-Mart Stores Inc	92,900 Shares of Common Stock		6,421,248
	Webster Fncl Corp Waterbury Conn	40,256 Shares of Common Stock		2,185,096
	Wec Energy Group Inc	21,400 Shares of Common Stock		1,255,110
	Wells Fargo & Co New Com Stk	260,404 Shares of Common Stock		14,350,864
	Western Alliance Bancorporation	95,748 Shares of Common Stock		4,663,885
	Western Alliance Bancorporation	62,350 Shares of Common Stock		3,037,069
	Western Union Co	55,400 Shares of Common Stock		1,203,288
	Westn Digital Corp	15,200 Shares of Common Stock		1,032,840
	Westpac Bkg Corp Npv	53,748 Shares of Common Stock		1,268,757
	Whole Foods Mkt Inc	67,300 Shares of Common Stock		2,070,148
	Wienerberger Ag Npv	54,000 Shares of Common Stock		939,497
	Willis Towers Watson Plc	23,425 Shares of Common Stock		2,864,409
	Wirecard Ag Npv	47,974 Shares of Common Stock		2,069,058
	Wolseley	27,125 Shares of Common Stock		1,663,114
	Wolverine World Wide Inc	79,520 Shares of Common Stock		1,745,464
	Wood Group	51,900 Shares of Common Stock		561,781
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate equities (continued)
	Wright Medical Group	20,455 Shares of Common Stock		$ 470,056
	Wsfs Financial Corp	61,700 Shares of Common Stock		2,859,795
	Xcel Energy Inc	36,300 Shares of Common Stock		1,477,410
	Xebio Holdings Co Npv	12,300 Shares of Common Stock		190,456
	Xl Group Ltd Xl Group Ltd	246,259 Shares of Common Stock		9,175,610
	Yadkin Finl Corp	72,092 Shares of Common Stock		2,469,872
	Yamazen Corp Npv	48,100 Shares of Common Stock		402,913
	Yelp Inc	26,110 Shares of Common Stock		995,574
	Yuasa Trading Co Npv	21,800 Shares of Common Stock		545,397
	Zodiac Aerospace Npv	107,917 Shares of Common Stock		2,483,102
	Zuken Inc Npv	38,600 Shares of Common Stock		395,813
	Zumtobel Group Ag	43,200 Shares of Common Stock		774,153

	Cash and cash equivalents
	Interest-Bearing Cash	USD deposits		7,515,024
	Cash	Foreign currency and collaterals		26,406,966

	Government securities
	Federal Farm Credit Banks	Disc Nt 07-11-2017 0% Disc Nts 11/07/2017 USD		4,854,335
	Federal Farm Credit Banks	Disc Nt 09-29-2017 0% Disc Nts 29/09/2017 USD		3,717,416
	FHLMC	Disc Nt 03-24-2017 Nts 24/03/17 USD10000		30,606,453
	FHLMC	Disc Nt 01-25-2017 0% Disc Nts 25/01/2017 USD		25,936,944
	FHLMC	Disc Nt 02-17-2017 0% Bds 17/02/17 USD1000		24,872,766
	FHLMC	Disc Nt 01-04-2017 0% Disc Nts 04/01/2017 USD		19,799,073
	FHLMC	Disc Nt 01-20-2017 0% Nts 20/01/17 USD1000		19,380,790
	FHLMC	Disc Nt 01-11-2017 0% Bds 11/01/17 USD1000		18,627,630
	FHLMC	Disc Nt 02-01-2017 0% Bds 01/02/17 USD1000		17,722,855
	FHLMC	Disc Nt 02-22-2017 Nts 22/02/17 USD1000		15,637,881
	FHLMC	Tranche 04-04-2018		14,033,152
	FHLMC	Disc Nt 01-06-2017 0% Bds 06/01/17 USD100		13,144,122
	FHLMC	Disc Nt 02-08-2017 Federal Home Ln Bk Cons Disc Nts		12,063,925
	FHLMC	Disc Nt 01-13-2017 Nts 13/01/17 USD10000		10,363,445
	FHLMC	Disc Nt 02-24-2017 Nts 24/02/17 USD1000		9,552,856
	FHLMC	Disc Nt 02-15-2017 0% Disc Nts 15/02/2017 USD		9,204,845
	FHLMC	Disc Nt 02-03-2017 0% Bds 03/02/17USD1000		9,181,041
	FHLMC	Cons Bd Dtd 07/01/2016 Fltg Rate 07-06-2017		8,955,707
	FHLMC	Cons Bd Dtd 05/16/2016 Fltg Rate 06-15-2017		8,534,889
	FHLMC	Disc Nt 03-10-2017 0% Disc Nts 10/03/2017 USD		7,991,911
	FHLMC	Cons Bd Dtd 09/15/2016 Fltg Rate .742 09-15-2017		7,255,254
	FHLMC	Cons Bd Dtd 04/28/2016 Fltg Rate 10-27-2017		7,198,443
	FHLMC	Cons Bd Dtd 06/14/2016 Fltg Rate .777 03-14-2017		7,002,072
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FHLMC	Cons Bd Dtd 11/10/2016 Fltg Rate .593 05-10-2017		$ 7,000,882
	FHLMC	Disc Nt 01-27-2017 Nts 27/01/17 USD1000		6,968,048
	FHLMC	Disc Nt 04-19-2017 0% Disc Nts 19/04/2017 USD		6,879,895
	FHLMC	Disc Nt 05-10-2017 0% Disc Nts 10/05/2017 USD		6,342,671
	FHLMC	Disc Nt 02-10-2017 0% Disc Nts 10/02/2017 USD		5,996,728
	FHLMC	Disc Nt 05-16-2017 0% Bds 16/05/17USD1000		5,987,808
	FHLMC	Disc Nt 03-22-2017 0% Disc Nts 22/03/2017 USD		5,842,777
	FHLMC	Tranche 00367 10-16-2017		5,609,610
	FHLMC	Cons Bd Dtd 03/21/2016 Fltg Rate 04-05-2017		5,229,572
	FHLMC	Preassign 00358 4.875 05-17-2017		5,078,505
	FHLMC	Cons Bd Dtd 06/07/2016 Fltg Rate 12-07-2017		5,069,665
	FHLMC	Cons Bd Dtd 07/07/2016 Fltg Rate 07-07-2017		5,005,990
	FHLMC	Disc Nt 01-05-2017 0% Bds 05/01/17 USD100		4,999,592
	FHLMC	Disc Nt 01-17-2017		4,998,975
	FHLMC	1 09-29-2017		4,919,763
	FHLMC	Disc Nt 02-17-2017 0% Disc Nts 17/02/2017 USD		4,846,633
	FHLMC	Disc Nt 03-29-2017 0% Disc Nts 29/03/2017 USD		4,493,881
	FHLMC	08/02/2016 Fltg Rate .639% Due 11-02-2017		4,257,497
	FHLMC	Tranche 00886 .685 08-25-2017		4,230,825
	FHLMC	Disc Nt 04-06-2017 0% Disc Nts 06/04/2017 USD		4,159,398
	FHLMC	Tranche # Tr 00318 03-08-2018		4,015,748
	FHLMC	Fltg Rate 10-27-2017		4,007,484
	FHLMC	Due 11-08-2017 Reg		4,005,288
	FHLMC	Disc Nt 02-23-2017 Nts 23/02/17 USD1000		3,682,185
	FHLMC	Disc Nt 04-10-2017 0% Disc Nts 10/04/2017 USD		3,584,680
	FHLMC	Due 02-05-2018 Reg		3,506,734
	FHLMC	Disc Nt 05-01-2017 0% Disc Nts 01/05/2017 USD		3,493,476
	FHLMC	.5% Due 01-27-2017		3,419,959
	FHLMC	.875 02-22-2017 Reg		3,261,460
	FHLMC	Cons Bd Dtd 03/08/2016 Fltg Rate 03-08-2018		2,777,972
	FHLMC	Fltg Rt 01-17-2017		1,235,174
	FHLMC	Multiclass Ser 4620 Cl Af 11-15-2042		292,088
	FHLMC	Multiclass Ser 3218 Cl As 09-15-2036		146,410
	FHLMC	Multiclass Ser 3147 Cl Ls 04-15-2036		136,159
	FHLMC	Multiclass Ser 3951 Cl Us Fltg 02-15-2040		45,321
	FHLMC	Multiclass Ser 3218 Cl Sa Flg Rt Due 09-15-2036		12,004
	FHLMC	Multiclass Ser 3828 Cl Sy 02-15-2041 Fltg		4,057
	FNMA	Disc Nt 01-05-2017 0% Bds 05/01/17 USD1000		19,998,250
	FNMA	Single Family Mortgage 3% 30 Years Settles February		16,862,470
	FNMA	Disc Nt 03-01-2017 Nts 01/03/17 USD10000		16,351,440
	FNMA	Tranche 00613 09-08-2017		15,011,250
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	Disc Nt 01-11-2017 0% Nts 11/01/17 USD1000		$ 9,999,160
	FNMA	Single Family Mortgage 4% 30 Years Settles February		9,974,069
	FNMA	Zero Nt Cpn 0 06-01-2017		9,472,469
	FNMA	Single Family Mortgage 3.5% 30 Years Settles February		9,210,411
	FNMA	Disc Nt 01-25-2017 0% Bds 25/01/17 USD1000		7,833,182
	FNMA	Single Family Mortgage 3.5% 15 Years Settles January		7,292,712
	FNMA	Single Family Mortgage 3.5% 30 Years Settles February		5,526,247
	FNMA	Single Family Mortgage 4.5% 30 Years Settles January		4,302,344
	FNMA	Single Family Mortgage 3% 30 Years Settles February		3,967,640
	FNMA	Nt 5 02-13-2017		3,845,546
	FNMA	Single Family Mortgage 4% 30 Years Settles February		3,149,706
	FNMA	Single Family Mortgage 3% 30 Years Settles February		2,975,730
	FNMA	Semi Annual 5.375 06-12-2017		2,777,793
	FNMA	Fltg Rt Due 08-16-2017		2,522,034
	FNMA	Pool #Ay0557 3.5% 04-01-2022 Beo		1,883,681
	FNMA	Pool #Aj1509 4% 09-01-2041 Beo		1,520,536
	FNMA	Pool #Ab0183 5% 02-01-2025 Beo		1,375,142
	FNMA	Tranche 00641 1.375 02-26-2021		1,078,556
	FNMA	Single Family Mortgage 3.5% 30 Years Settles February		1,023,379
	FNMA	Pool #Ax5306 3.5% 01-01-2027 Beo		950,741
	FNMA	Pool #Ap1215 3.5% 06-01-2043 Beo		798,694
	FNMA	1.625 11-27-2018 Reg		705,277
	FNMA	Pool #Ab1609 4% 10-01-2025 Beo		645,330
	FNMA	Pool #Ai2095 4% 05-01-2026 Beo		512,189
	FNMA	Pool #Ak2411 4% Due 02-01-2042 Beo		368,207
	FNMA	Pool #Ab9280 4% 05-01-2043 Beo		313,643
	FNMA	Pool #Ao1771 4% 05-01-2042 Beo		205,206
	FNMA	Pool #Ah6737 4 2-1-2026		193,570
	FNMA	2007-56 Gs Flt Rt 06-25-2037		189,799
	FNMA	Pool #Al5548 2.848% Due 05-01-2038 Beo		130,639
	FNMA	Pool #Ah9391 4% 03-01-2026 Beo		125,561
	FNMA	Pool #Ma1732 3.5% 01-01-2024 Beo		115,123
	FNMA	Ser 2007-89 Cl Sd Fltg Rt 09-25-2037		106,982
	FNMA	361225Be#Mbs Remic Adjustable 12-25-2036		103,572
	FNMA	Pool #Al1378 6Due 02-01-2027 Beo		89,451
	FNMA	Remic Ser 2005-84 Cl-Sg Flt Rt 10-25-2035		81,187
	FNMA	Fltg Ser 2007-34 Cl S 04-25-2037 Beo		78,946
	FNMA	Remic Tr 2011-60 Cl-Oa Prin Only 08-25-2039 Reg		76,393
	FNMA	Pool #Ma0670 3.5% 03-01-2021 Beo		66,139
	FNMA	Ser 2013-M4 Cl X1 Var Rt 02-25-2018		60,162
	FNMA	Ser 2011-86 Cl Nf Fltg Rt Due 09-25-2041		52,322
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	FNMA	Pool #Ar8571 3.5% 03-01-2022 Beo		$ 44,111
	FNMA	Ser 2007-32 Cl Sa Fltg Rt 04-25-2037		40,663
	FNMA	Pool #Aw1134 3.5% 03-01-2024 Beo		39,668
	FNMA	Remic Tr 2010-2 Cl-Gf Fltg 12-25-2049		38,108
	FNMA	Pool #Ae7017 3.5% Due 10-01-2020 Reg		36,825
	FNMA	Pool #Ah2090 3.5% 12-01-2020 Beo		33,121
	FNMA	2007-15 Cl Ai Var 03-25-2037		27,510
	FNMA	Pool #Al7632 3.5% 10-01-2030 Beo		27,037
	FNMA	Pool #As0508 3.5% 09-01-2028 Beo		25,998
	FNMA	Pool #Aw6899 3.5% 07-01-2029 Beo		21,984
	FNMA	Cmo 25/03/37 USD 03-25-2037		12,564
	FNMA	Remic Tr 2009-87 Cl-Hs Var Rate 11-25-2039		10,255
	FNMA	Pool #Al0846 3.5% 10-01-2026 Beo		9,678
	FNMA	Ser 2007-4 Cl Sl Fltg Rt 02-25-2037		8,097
	FNMA	Pool #Ad9083 4Due 07-01-2025 Reg		4,160
	FNMA	Ser 2011-40 Cl Sx Var Rt Due11-25-2040 Beo		1,176
	FNMA	Single Family Mortgage 3% 30 Years Settles January		(993,414)
	GNMA	Pool #Ak8998 3% 07-15-2045 Beo		791,142
	GNMA	Pool #Al1871 3% 01-15-2045 Beo		515,985
	GNMA	2016-H17 Mtg Pass Thru Ctf Cl Mx Fc08-20-2066		496,092
	GNMA	Pool #Am4137 3.5% 04-15-2045 Beo		458,746
	GNMA	Pool #Ab9437 3.5 Due 11-15-2042 Reg		432,900
	GNMA	Pool #Al5414 3.5% 02-15-2045 Beo		354,365
	GNMA	Gnma Ser 2015-H20 Cl Fb Flt Rt 08-20-2065		287,985
	GNMA	2016-H20 Remic Passthru Ctf Cl Fg 08-20-2066		199,453
	NCUA	Gtd Nts Tr Fltg Rt 1.14667% Due 11-06-2017		250,861
	Small Business Admin	Gtd Dev Partn Ctf 5.12 Due 11-01-2027 Reg		485,023
	United States of America	Treasury Nts Index Linked 1.875 Due 07-15-2019 Reg		14,464,382
	United States of America	Treasury Infl Indexed Bonds 2.375 Due 01-15-2025 Beo		12,102,672
	United States of America	Treasuryury Bills Dtd 680 .802711% Due 01-31-2018 Reg		10,434,842
	United States of America	Treasury 1.375% Due 09-30-2020		10,282,189
	United States of America	Treasury Bills 03-02-2017 United States Treasury Bills		9,992,200
	United States of America	Treasury Notes Inflation Indexed 0.125 04-15-2018		9,285,321
	United States of America	Treasury Bonds 04-15-2028		8,351,500
	United States of America	Treasury Infl Indexed Nts .125% 07-15-2022		7,850,365
	United States of America	Treasury Bills 03-16-2017 United States Treasury Bills		7,292,700
	United States of America	Treasury Bds 1.375 02-15-2044 Reg		7,187,060
	United States of America	Treasury Nts Dtd 04/15/2016 04-15-2021		6,359,195
	United States of America	Treasury Bills 04-27-2017 Dtd00206		6,289,076
	United States of America	Treasury Notes Idx Lkd Nt 1.375 Nts Tips 1/15/2020		6,112,877
	United States of America	Treasury Notes 1.25 07-15-2020		5,958,074
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States of America	Tsy Infl Ix Treasury Bd 0.625 01-15-2024		$ 5,418,136
	United States of America	Treasury Bds Index Linked 2.5 Due 01-15-2029 Reg		4,983,445
	United States of America	Treasury Bds Index Linked 2.5 Due 01-15-2029 Reg		4,616,816
	United States of America	Treasury Nts Tips .375 07-15-2023		4,527,105
	United States of America	Treasury Bills 02-02-2017 United States Treasury Bills		4,393,453
	United States of America	Treasury Fltg Rt .720711% Due 04-30-2018		4,007,012
	United States of America	Treasury Bds 2.125 2-15-2041		3,270,129
	United States of America	Treasury Notes 0.125% Infl Idx 04-15-2020		3,128,622
	United States of America	Treasury Bds Index Linked 1.75 Due 01-15-2028 Reg		3,117,463
	United States of America	Treasury Nts Tips Dtd 07-15-2011 07-15-2021		2,899,425
	United States of America	Treasury Bds 1.375 02-15-2044 Reg		2,829,551
	United States of America	Treasury Notes Inflation Indexed 0.125 04-15-2018		2,683,247
	United States of America	Treasury Bds Tsy Infl Ix N/B 02-15-2046		2,520,076
	United States of America	Treasury Nts 1.75 11-30-2021 1.75 Due 11-30-2021 Reg		2,411,870
	United States of America	Treasury Bonds 0.75 Deb Tips 02-15-2042		2,015,290
	United States of America	Treasury Bds Inflation Index Linked 3.875% 04-15-2029		1,949,897
	United States of America	Treasury Infl Indexed Nts 0.125C 04-15-2019		1,900,838
	United States of America	Treasury Bds 4.375 Due 05-15-2040 Reg		1,853,262
	United States of America	Treasury Nts Tips Dtd 07-15-2011 07-15-2021		1,770,641
	United States of America	Infl Indxd Treasury Notes 0.25% Tb 01-15-25 USD1000 A-2025		1,545,612
	United States of America	Treasury Bonds 0.75 Deb Tips 02-15-2042		1,316,521
	United States of America	Treasury Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		1,263,659
	United States of America	Treasuryury Nts 1.125% Tips 15/1/21 USD1000 01-15-2021		1,159,164
	United States of America	Treasury Bonds Dtd 02/15/2015 2.5% Due 02-15-2045 Reg		1,157,965
	United States of America	Treasury Infl Indexed Nts 0.125C 04-15-2019		1,044,417
	United States of America	Treasuryury Dtd 02/15/2010 02-15-2040		1,024,919
	United States of America	Treasury Nts Dtd 01/15/2016 01-15-2026		964,612
	United States of America	Treasury Notes Inflation Index 0.125 Nts 07-15-2024		860,033
	United States of America	Treasury Nts 0.125% Index Linked 01-15-2022		395,804
	United States of America	Treasury Infl Nts 0.375% Dtd 07/15/2015 07-15-2025		334,525
	United States of America	Treasury Infl Indexed Nts .125% 01-15-2023		311,831
	United States of America	Treasury Nts Dtd 04/15/2016 04-15-2021		307,703
	United States of America	Treasury Nts Dtd 11/15/2015 2.25% Due 11-15-2025 Reg		296,156
	United States of America	Treasury .625% Due 06-30-2018		248,428
	United States of America	Treasury Bonds 0.625% Tips Infl Idx 02-15-2043 USD1000		211,759
	United States of America	Treasury Nts 2.125% 12-31-2021		201,711
	United States of America	Treasury Notes Nts 0.125% Infl Index 07-15-2026		136,515
	United States of America	Treasury Nts Index Linked 1.625 Due 01-15-2018 Reg		118,391
	United States of America	Treasury Bds Tsy Infl Ix N/B 02-15-2046		102,442
	United States of America	Treasury Bonds 0.625% Tips Infl Idx 02-15-2043 USD1000		96,254
	United States of America	Treasury Nts Wi Treasuryury Note2% Due 11-15-2026 Reg		96,215
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	United States of America	Treasury Bds Index Linked Notes 2.375 Due 01-15-2027 Reg		$ 84,244
	Argentina Republic	7.75% Due 07-26-2026 Beo		431,650
	Argentina Republic	7.125% Snr Nts 10/06/2021		364,763
	Argentina Republic	7.82% Bds 31/12/40 Eur1000		234,100
	Argentina Republic	Tbond 6.25% 22/04/2019		219,350
	Argentina Republic	Linked Secs Due 12-15-2035 Reg		202,400
	Argentina Republic	Gov. Intl. Bd. 8.75% Due 02/06/2017		199,918
	Argentina Republic	Gov. Intl. Bd. 8.75% Due 02/06/2017		131,264
	Argentina Republic	0%-Idx/Lkd Snr 15/12/35 Eur		36,844
	Azerbaijan (Rep Of)	4.75% Due 18/03/2024		199,456
	Brazil (Fed Rep Of)	0.0% Due 01/10/2017		2,939,985
	Brazil (Fed Rep Of)	0% Tb 01/01/18 Brl1000		2,205,777
	Brazil (Fed Rep Of)	Secretaria Tesouro 0% Tb 01/04/17 Brl1000		1,757,381
	Brazil (Fed Rep Of)	10% T-Nts 01/01/18 Brl1000		1,273,079
	Brazil (Fed Rep Of)	0.0% Due 01/10/2017		621,322
	Brazil (Fed Rep Of)	5.625% 21/02/2047		325,600
	Brazil (Fed Rep Of)	10% Gtd Snr 01/01/23 Brl'F'		314,015
	Brazil (Fed Rep Of)	0% Tb 01/01/18 Brl1000		248,150
	Brazil (Fed Rep Of)	10% T-Nts 01/01/25 Brl1000		246,546
	Brazil (Fed Rep Of)	2.625 Due 01-05-2023 Reg		228,730
	Brazil (Fed Rep Of)	Global Bd 10.125% Due 05-15-2027 Beo		224,565
	Brazil (Fed Rep Of)	Global Bd 6% Due 04-07-2026 Reg		207,000
	Brazil (Fed Rep Of)	5% Bds 27/01/45 USD1000		170,586
	Brazil (Fed Rep Of)	8.25% Due 01-20-2034 Reg		138,624
	Brazil (Fed Rep Of)	8.25% 20/01/34 USD1000		133,423
	Brazil (Fed Rep Of)	10% T-Nts Due 01/01/2019		116,082
	Brazil (Fed Rep Of)	10% T-Nts 1/1/2021 Brl1000		101,596
	Brazil (Fed Rep Of)	Global Bd 5 T Bond 01-27-2045		36,504
	Brazil (Fed Rep Of)	7.125% Bds 20/01/37 USD1000		5,238
	Colombia (Rep Of)	7% Nts 04/05/22 Cop1000		529,717
	Colombia (Rep Of)	6% Bds 28/04/28 Cop1000		192,255
	Colombia (Rep Of)	7.5% Bd 26/08/2026		89,897
	Costa Rica Government	7.158% Due 03/12/2045		199,219
	Croatia	6.0% T-Bond 26/01/2024		326,362
	Croatia	6.75 Due 11-05-2019		217,000
	Development Bk Japan	1.625% Due 09-01-2021 Beo		288,069
	Dominican Republic	5.5% 01-27-2025 Reg		243,958
	Dominican Republic	Tbnds 6.875% 29/01/2026		104,207
	Dominican Republic	6 7/8 6.875% Due 01-29-2026		103,957
	Dominican Republic	5.5% Tbond 27/01/2025		58,156
	Ecuador (Rep Of)	10.75% Snr 28/03/2022 USD		679,687
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Ecuador (Rep Of)	7.95% Gtd Snr 20/06/24 USD		$ 580,800
	Ecuador (Rep Of)	9.65% 13/12/2026		312,625
	Egypt (Arab Rep Of)	6.875% Snr 30/04/2040 USD		87,604
	El Salvador Rep	Sr Nt Reg S 5.875 01-30-2025		121,704
	El Salvador Rep	6.375% 01-18-2027 Reg		98,440
	El Salvador Rep	7.65% Due 06-15-2035 Reg		81,620
	Export Import Bk Korea	Nt 5.125% Due 06-29-2020 Reg		541,200
	France (Govt Of)	Idx/Lkd Snr Oat 07/20 Eur1		443,271
	France (Govt Of)	Idx/Lkd Snr 25/07/2027 Eur1		290,162
	Ghana (Rep Of)	9.25% 15/09/2022		563,070
	Ghana (Rep Of)	Bnds 8.125% 18/01/2026		197,997
	Hashemite Kingdom Jordan	5.75% Due 01-31-2027 Reg		260,562
	Honduras Rep	7.5 Due 03-15-2024 Reg		213,680
	Hungary (Rep Of)	Nt 4.125% Due 02-19-2018 Reg		511,511
	Hungary (Rep Of)	3% Nts 26/06/2024 Huf10000		431,189
	Hungary (Rep Of)	Tbond 5.5% 24/06/2025		312,954
	Indonesia Government	8.375% 15/03/24		1,514,749
	Indonesia Government	Tbond 6.875 Due 01-17-2018 Beo		920,357
	Indonesia Government	8.75% Due 05/15/2031		435,730
	Indonesia Government	8.375% Bds 15/09/26 Idr1000		317,124
	Indonesia Government	14/06/2028 3.75%		128,846
	Indonesia Government	5.625% Bds 15/05/23 Idr1000		120,209
	Indonesia Government	2.625% 14/06/2023		106,231
	Indonesia Government	8.25% 15/05/2036		97,520
	Indonesia Government	11% Bds 15/09/25 Idr1000000		25,091
	Italy (Rep Of)	1.25% Idx/Lkd Bds 09/32 Eur		331,116
	Italy (Rep Of)	2.35% Idx/Lkd Nts 15-09-2024 Eur1000		121,815
	Ivory Coast	5.75% 31/12/2032		494,983
	Jamaica	Sr Unsec Sf 8.0Pct.03- 8% Due 03-15-2039 Reg		221,074
	Japan	0% T-Bill 27/02/2017 Jpy		2,573,228
	Japan	Treasury Disc 06/02/2017		2,315,490
	Japan	0% T-Bill 13/03/17 Jpy50000		1,715,723
	Kazakhstan (Rep Of)	3.875% 14/10/2024		201,024
	Kazakhstan (Rep Of)	4.875% 14/10/2044		191,459
	Kenya (Republic Of)	5.875% 24/06/2019		379,923
	Kenya (Republic Of)	6.875% 24/06/2024		189,788
	Lebanon(Rep Of)	6.65% Snr Mtn 03/11/28 USD		732,298
	Lebanon(Rep Of)	5.15% Snr Mtn 12/06/18 USD		174,125
	Malaysia (Govt Of)	Tbond 3.955% 15/09/2025		438,491
	Malaysia (Govt Of)	4.498% Nts 15/04/30 Myr1000		264,582
	Malaysia (Govt Of)	4.07% Suk Mtn 30/09/2026		20,240
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Mex Bonos Desarr	Fix Rt 8.0% 07/12/23		$ 911,022
	Mex Bonos Desarr	Fix Rt 6.5% 10/06/2021		870,316
	Mex Bonos Desarr	Fix Rt 10.0% 12-05-2024		14,500
	Mexico (United Mexican States)	5.95% Snr Mtn Due 19/03/19 USD		475,970
	Mexico (United Mexican States)	6.5 Due 06-10-2021		383,395
	Mexico (United Mexican States)	10% Due 05/12/24		339,189
	Mexico (United Mexican States)	4.5% Index Linked Bds22/11/35 Mxn100		294,999
	Mexico (United Mexican States)	6.5% Due 03-13-2027		221,773
	Mexico (United Mexican States)	0% Cetes 02/02/2017 Mxn10		212,419
	Mexico (United Mexican States)	5.5% Due 01-21-2021		102,875
	Mexico (United Mexican States)	5.75% Snr 05/03/2026 Mxn		52,633
	Mexico (United Mexican States)	Bds 8% Due 12-07-2023 Reg		50,039
	Mexico (United Mexican States)	0% Cetes 02/02/2017 Mxn10		28,966
	Netherlands	3.925 Due07-28-2020 Beo Sinking Fund 07-28-2017		286,885
	New Zealand	2% Iln 20/09/25 Nzd1000		880,828
	Paraguay (Republic Of)	5.0% 04-15-2026 5% Due 04-15-2026 Reg		239,112
	Peru (Rep Of)	Global Bd 4.125% Due 08-25-2027		701,156
	Peru (Rep Of)	7.125% Snr 30/03/19 USD1000		556,250
	Peru (Rep Of)	6.35% Due 12/08/2028		83,276
	Poland (Rep Of)	2.5% Bds 25/07/2026 Pln1000		807,042
	Poland (Rep Of)	6.375% Bds 15/07/19 USD1000		461,687
	Poland (Rep Of)	3.25% Bds 25/07/25 Pl\n1000		437,839
	Romania (Rep Of)	5.8% Bds Due 26/07/27 Ron10000		189,227
	Romania (Rep Of)	4.75% Bds 24/02/25 Ron5000		160,568
	Russia (Govt Of)	7% Bds 16/08/23 Rub1000		723,165
	Russia (Govt Of)	8.15% Bds 03/02/2027		721,550
	Russia (Govt Of)	7.75% 16/09/2026		246,050
	Russia (Govt Of)	6.7% 15/05/2019		221,434
	Russia (Govt Of)	7.6% Bds 20/07/22 Rub1000		209,369
	Russia (Govt Of)	Veb Finance Plc 5.942% Snr Mtn 21/11/23 USD		206,568
	Serbia (Republic)	4.875% Snr 25/02/2020 USD		769,541
	Serbia (Republic)	5.875% 03/12/2018		523,939
	South Africa (Republic Of)	10.5% Bds 21/12/2026 Zar1		652,076
	South Africa (Republic Of)	7% Snr 28/02/2031 Zar1000		598,534
	South Africa (Republic Of)	6.25% Bds 31/03/36 Zar		347,321
	South Africa (Republic Of)	8.25% Snr 31/03/2032 Zar1		328,413
	South Africa (Republic Of)	7.75% Bds 28/02/23 Zar1		259,570
	South Africa (Republic Of)	8% Snr 31/01/30 Zar1'R2030'		116,651
	Sri Lanka (Rep Of)	6.825% Due 07-18-2026		270,487
	Turkey (Rep Of)	8% Nts 12/03/25 Try1000		757,309
	Turkey (Rep Of)	10.6% Bds 11/02/26 Try1000		536,625
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Government securities (continued)
	Turkey (Rep Of)	Nt 4.875% Due 10-09-2026 Reg		$ 379,330
	Turkey (Rep Of)	5.75% 03-22-2024 Reg		325,939
	Turkey (Rep Of)	7.1% Bds 08/03/23 Try100		298,040
	Turkey (Rep Of)	Bd 4.875% Due 04-16-2043 Reg		249,705
	Turkey (Rep Of)	6.625 Due 02-17-2045 Reg		243,616
	Turkey (Rep Of)	5.125% Bds 25/03/22 USD1000		238,841
	Turkey (Rep Of)	4.25% Due 04-14-2026 Reg		226,668
	Turkey (Rep Of)	8.5% Bds 8.5% Due 10/07/2019		183,398
	Turkey (Rep Of)	9.5% Bds 12/01/22 Try100		118,206
	Ukraine (Rep Of)	7.75% 7.75% 01/09/2019		781,619
	Ukraine (Rep Of)	31/05/2040 USD'Regs		384,621
	Ukraine (Rep Of)	7.75% 01/09/2020		242,986
	United Kingdom	0.125% Idx/Lkd 22/03/26 Gbp		5,697,053
	United Kingdom	0.125% Idx/Lkd Snr 22/03/24		604,809
	United Kingdom	Tsy 2046 I/L Stock Due 22/03/2046		289,320
	Uruguay (Rep Of)	Sr Nt 5.1% Due 06-18-2050 Reg		107,912
	Uruguay (Rep Of)	5.1% Snr 18/06/2050 USD		54,001
	Venezuela	6 Due 05-16-2024		200,548
	Venezuela Republic	Bond 9% Due 05-07-2023 Reg		168,541
	Venezuela Republic	7.75 Due 10-13-2019 Reg		113,775
	Zambia	Bnds 8.5% 14/04/2024		393,030
	Bay Area Toll Auth Calif Toll Brdg Rev	7.043% 04-01-2050 Beo Taxable		353,648
	California St	7.7% 11-01-2030 Beo Taxable		119,455
	California St	7.95 03-01-2036 Beo Taxable		116,569
	California St	5.7% 11-01-2021 Beo Taxable		114,732
	Illinois St	6.63% Due 02-01-2035 Beo Taxable		713,465
	Indiana St	6.596% 02-01-2039 Beo Taxable		966,953
	Los Angeles Cnty Calif Pub Wks	6.091% 08-01-2022 Beo Taxable		467,888
	Metro Wastewtr Reclamation Dist Colo	5.018% 04-01-2020 Beo Taxable		450,156
	Michigan St	6.173% 02-15-2050 Beo Taxable		594,610
	New York St Dorm Auth	5.289% 03-15-2033 Beo Taxable		581,305
	Seminole Cnty Fla Wtr & Swr Rev	Seminole Cnty Fla Wtr & Swr Rev		448,152
	Texas Transn Commn St Hwy Fd Rev	5.028% 04-01-2026 Beo Taxable		572,205

	Corporate debt instruments
	Abbvie Inc	4.4% Due 11-06-2042		470,373
	Acadia Healthcare	6.5% Due 03-01-2024		153,375
	ACcom	5.75% Due 10-15-2022		739,900
	Actavis Fdg Scs	GTD NT Fltg RATE Due 03-12-2020/02-12-2020 REG		509,573
	Advanced Micro	7% Due 07-01-2024		311,250
	Advanced Micro	7.5% Due 08-15-2022		270,625
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Aegis	2004-3 MTG Pass Thru CTF CL A-1 09-25-2034 REG		$ 53,712
	Aercap Ireland Cap	2.75% Due 05-15-2017		400,500
	AES Corp	7.375 Due 07-01-2021		541,355
	AES Corp	NT Fltg RATE Due 06-01-2019/06-01-2016 REG		32,000
	Aflac Inc	6.45% Due 08-15-2040		170,796
	Air Med Merger	6.375% Due 05-15-2023		432,000
	Albertsons LLC	Term Loan B4 Due 08-25-2021 BEO		430,622
	Alixpartners, LLP	Term Loan First Lien Due 07-28-2022 BEO		496,643
	Alliance Data Sys	5.375% Due 08-01-2022		193,000
	Ally Finl Inc	2.75 01-30-2017		500,100
	Ally Finl Inc	3.75% Due 11-18-2019		426,819
	Alta Mesa Hldgs LP	7.875% Due 12-15-2024		181,125
	Altice Fing S A	7.5% Due 05-15-2026		286,000
	Amaya B.V	Term Ln Due 08-1-2021 BEO		324,333
	Amaya Holdings B.V.	Term B Loan (2nd Lien) Due 08-01-2022 BEO		170,678
	Amcor Fin Usa Inc Disc Coml Paper	YRS 1&2 01-10-2017		299,908
	Amerigas Partners	5.875% Due 08-20-2026		720,650
	Amern Axle & Mfg	6.625 Due 10-15-2022		309,360
	Amern Bldrs	5.625% Due 04-15-2021		515,000
	Amern Bldrs	5.75% Due 12-15-2023		103,000
	Amern Intl Group	4.375% Due 01-15-2055		641,321
	Amern Tower Corp	2.8% Due 06-01-2020		300,159
	Ancestry.Com Inc.	Term Loan Due 10-11-2023 BEO		85,455
	Ancestry.Com Inc.	2nd Lien Senior Secured Due 10-14-2024 BEO		76,375
	Anheuser Busch Inbev	4.625 Due 02-01-2044 REG		520,023
	Anheuser-Busch	2.65% Due 02-01-2021		301,723
	Anheuser-Busch	3.3% Due 02-01-2023		101,773
	Ardagh Packaging	6.25% Due 01-31-2019		508,125
	Asbury Automotive	6% Due 12-15-2024		511,250
	Ashland Inc Ashland Inc	Term Loan Second Lien Due 07-31-2022 BEO		588,750
	Ast Backed Fdg	Fltg RT 1.39111% Due 04-25-2034		96,904
	Asurion LLC Asurion LLC	Term Loan B Due 10-31-2023 BEO		373,978
	Asurion LLC Asurion LLC	Incremental Tranche B-1		104,122
	At&T Inc	2.8% Due 02-17-2021		1,686,497
	Atd Fin Corp	10.25% Due 03-01-2022		287,799
	B&G Foods Inc	4.625% Due 06-01-2021		484,500
	Banc Amer Coml	Fltg RT 5.601951% Due06-10-2049		66,595
	Bank New York Inc	2.6% Due 08-17-2020		402,912
	Bank Of America Corp	BDS 4 04-01-2024		618,803
	Bank Of America Corp	2.625% Due 10-19-2020		600,343
	Bank Of America Corp	1.75% Due 06-05-2018		599,975
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Bank Of America Corp	2.625% Due 10-19-2020		$ 300,171
	Bank Of America Corp	Fltg RT 2.44483% Due 04-19-2021		205,464
	Bank Of America Corp	2.6% Due 01-15-2019		201,710
	Barclays Bk Plc	7.625 Due 11-21-2022		1,317,000
	Barclays Bk Plc	FLT% Aug 10 2021 Due 08-10-2021 BEO		204,946
	Bass Pro Group, LLC	Term Loan B Due 11-04-2023 BEO		371,451
	Beacon Roofing Sup	6.375% Due 10-01-2023		426,752
	Berry Plastics	5.125% Due 07-15-2023		585,063
	Berry Plastics	6% Due 10-15-2022		105,750
	Biz Finance Plc	9.625% 22/04/2022		294,750
	Bldg Matls Corp	5.375% Due 11-15-2024		133,575
	Bombardier Inc	8.75% Due 12-01-2021		26,531
	Bpce S A Medium	1.625% Due 02-10-2017		300,067
	Cablevision Sys	5.875% Due 09-15-2022		438,750
	California Resources Corporation	Term Loan Sr Second Lien Due 08-02-2023 BEO		526,656
	CaLPine Corp	5.75% Due 01-15-2025		458,375
	CaLPine Corp	5.5% Due 02-01-2024		193,000
	Cantor Fitzgerald	7.875% Due 10-15-2019		553,678
	Capital Auto Receivables Asset	2016-1CL A-2 FLT RT 11-20-2018 REG		278,764
	Capsugel S A Sr Pik Toggle	7% Due 05-15-2019/11-15-2016 BEO		504,375
	Cco Hldgs LLC	5.125% Due 02-15-2023		333,938
	Cco Hldgs LLC	5.375% Due 05-01-2025		309,000
	Cco Hldgs LLC	6.625% Due 01-31-2022		155,437
	Cdw LLC / Cdw	5% Due 09-01-2023		460,575
	Cedar Fair L P	5.375% Due 06-01-2024		484,100
	Centene Corp	4.75% Due 01-15-2025		341,687
	Centurylink Inc	5.8% Due 03-15-2022		536,618
	Centurylink Inc	7.5% Due 04-01-2024		157,500
	Charter	3.579% Due 07-23-2020		102,023
	Choice Hotels Intl	5.75% Due 07-01-2022		324,520
	Cit Group Inc	2.35% Due 08-02-2021		1,076,019
	Cit Group Inc	4.25% Due 08-15-2017		608,250
	Cit Group Inc	5.25% Due 03-15-2018		401,029
	Cit Group Inc	2.34178% Due 10-26-2020		202,521
	Citigroup Coml Mtg	3.608% Due 11-10-2048		622,366
	Citizens	7.125% Due 03-15-2019		449,969
	Clean Hbrs Inc	5.25% Due 08-01-2020		437,141
	CMO Banc Amer Coml Mtg Inc	REMIC TR 2010-UBER5 Due02-17-2051 BEO		248,309
	CMO Banc Amer Coml Mtg Inc	FLT RT Due 06-10-2049 BEO		214,185
	CMO Banc Amer Coml Mtg Inc	PassS-Thru Ser 2007-1 CL A1A 1-15-2049 BEO		78,985
	CMO Bear Stearns	2006-8 MTG PassThru CTF CL III-A-1 01-25-2037 REG		476,129
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	CMO Bear Stearns	2004-10 CL I2A5 3.301491% Due 01-25-2035 BEO		$ 154,464
	CMO Bear Stearns	2005-1 CTF CL A-1 VAR RATE Due 01-25-2035 REG		36,076
	CMO Commercial Mtg	Pass Thru CTF CL A-4B Due 12-10-2049 REG		194,881
	CMO Cwmbs Inc	2004-HYB2 CL 6-A FLT RT Due 07-20-2034 BEO		81,298
	CMO Gs Mtg Secs	3.849% Due 12-10-2043 BEO		35,462
	CMO Gs Mtg Secs Corp	2004-CW1 CL IIA-1 6% Due 04-01-2034 REG		229,478
	CMO Gs Mtg Secs Corp	2005-AR6 CL 1A1Due 09-25-2035 REG		124,555
	CMO Gs Mtg Secs Corp	2005-AR7 MTG PassThru CTF CL 2A1 Due 11-25-2035 REG		60,164
	CMO Harborview	2004-1 PassThruCTF CL 2-A 4.6186 04-19-2034 REG		35,416
	CMO J P Morgan Chase Coml Mtg	SECS TR 2007-LD12 CL A-1A VAR Due 02-15-2051		167,294
	CMO J P Morgan Chase Coml Mtg	SECS TR SER 2007-L CL A-3 5.42 01-15-2049		48,820
	CMO Jpmbb Coml Mtg	SECS TR 2015-C31 CL ASB 3.5395% Due 08-15-2048 BEO		620,380
	CMO Jpmbb Coml Mtg	SECS TR SER 2015-C32 CL ASB 3.3582% 11-15-2048		614,454
	CMO Jpmbb Coml Mtg	SECS TR 2016-C2 MTG Pass Thru CTF CL A-SB 2.9542 06-15-2049		598,084
	CMO Lb Coml Mtg	PassThru CTF CL A-4B 5.517% Due 07-15-2044 REG		260,182
	CMO Merrill Lynch Mtg Invs Inc	2004-D CL A1 09-25-2029 REG		61,275
	CMO Merrill Lynch Mtg Invs Inc	INVS INC Due 10-25-2035 REG		13,995
	CMO Merrill Lynch Mtg Invs Inc	III-A Due 05-25-2033		13,693
	CMO Merrill Lynch Mtg Invs Inc	005-3 MTG BKD CTF CL 4-A Due 11-25-2035 REG		7,335
	CMO Merrill Lynch Mtg Invs Inc	2003-C CL A1 6-25-28		5,814
	CMO Sr 2007-5 Cl A-1A 5.	SR 2007-5 CL A-1A 5.361% Due 02-10-2051 REG		163,549
	CMO Structured Asset Mtg	TR Due 11-25-2034 REG		385,895
	CMO Structured Asset Mtg	2003-40A CL 3-A1 Due 01-25-2034 BEO		191,563
	CMO Structured Asset Mtg	SER 04-AR2 CL IA VAR 05-19-2034 REG		87,745
	CMO Structured Asset Mtg	2004-5 MTG PassThru CTF CL 3-A1 Due 05-25-2034 REG		87,605
	CMO Structured Asset Mtg	TR Due 11-25-2034 REG		49,500
	CMO Structured Asset Mtg	INVTS II INC Due 07-19-2035 REG		14,312
	CMO Structured Asset Mtg	INVTS II INC Due 07-19-2035 REG		11,077
	CMO Thornburg Mtg Secs	Pass Thru CTF CL 3A-1 Due 09-25-2037 BEO		24,921
	CMO Wa Mut Mtg Secs Corp	2005-AR1 CL A-1A VAR Due 12-25-2044 REG		69,771
	CMO Wachovia Bk Coml Mtg	5.5% Due 04-15-2047 REG		323,649
	CMO Wachovia Bk Coml Mtg	Pass-Thru CL A-5 5.342 Due 01-15-2017 REG		39,352
	CMO Wamu	2005-AR13 CL A-1A1 FLT 10-25-45		564,360
	CMO Wamu	2005-AR8 CTFCL 2-A-1A Due 07-25-2045 REG		178,242
	CMO Wells Fargo	2004-AA TR MTG PThru CTF CL A-1 VAR 12-25-34 REG		70,823
	CMO Wells Fargo	2005-AR12 TR CL II-A-5 4.322 06-25-2035 REG		54,683
	CMO Wells Fargo Coml Mtg	3.522% Due 12/15/2048		619,187
	CMO1 Contl Airls	7.25% Due 05-10-2021		300,215
	Coca-Cola Company	CPN 01-10-2017		299,920
	Comcast Corp Disc Coml Paper	YRS 1&2CPN 01-24-2017		299,786
	Comm 2010-C1 Mtg	3.83% Due 07-10-2046		61,903
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Communications	8.25% Due 10-15-2023		$ 318,000
	Cons Energy	6.75% Due 10-15-2019		270,000
	Corp Andina De Fomento	3.95% 15/10/2021		204,841
	Cott Beverages Inc	5.375% Due 07-01-2022		585,062
	Cr Agricole S A	1.92306% Due 06-10-2020		501,708
	Cr Agricole S A	8.125 09-19-2033		430,300
	Crestwood	6.25% Due 04-01-2023		255,000
	CSC Hldgs LLC	5.25% Due 06-01-2024		342,125
	CST Brands Inc	5% Due 05-01-2023		542,062
	Cyrusone LP	6.375% Due 11-15-2022		473,624
	Daimler Fin N Amer	Fltg RT 1.35417% Due 03-02-2018		600,928
	Dana Inc	5.5% Due 12-15-2024		153,000
	Davita Inc	5.75 Due 08-15-2022		705,375
	Davita Inc	5% Due 05-01-2025		393,500
	Dealer Tire, LLC	Term Loan B Due 12-22-2021 BEO		469,069
	Deutsche Bk Ag	4.25% Due 10-14-2021		501,928
	Deutsche Bk Ag	4.25% Due 10-14-2021		401,542
	Deutsche Bk Ag	2.5396% Due 05-10-2019		304,402
	Diamond 1 Fin Corp	3.48% Due 06-01-2019		306,242
	Dish Dbs Corp	5.875% Due 07-15-2022		657,812
	Dish Dbs Corp	5.875% 11-15-2024		488,775
	Dish Dbs Corp	5% Due 03-15-2023		223,875
	Donnelley R R	6.5% Due 11-15-2023		462,531
	Donnelley R R	6% Due 04-01-2024		70,687
	Duke Energy Corp	2.65% Due 09-01-2026		466,664
	Dynegy Inc	5.875% Due 06-01-2023		455,437
	Dynegy Inc	7.625% Due 11-01-2024		184,500
	Ecopetrol S A	5.875% Due 05-28-2045		51,840
	Encana Corp	6.5% Due 05-15-2019		430,494
	Energy Transfer Partners	6.7% 07-01-2018		318,709
	Engie Disc Coml Paper	YRS 1&2 CPN 10-03-2017		296,706
	Engie Disc Coml Paper	YRS 1&2 CPN 10-04-2017		296,317
	Entergy Ark Inc	3.75% Due 02-15-2021		314,576
	Entergy Gulf Sts	3.95% Due 10-01-2020		312,814
	Enterprise Prods Oper Llc Disc Coml	YRS 1&2 01-23-2017		299,821
	Equinix Inc	5.875% Due 01-15-2026		526,250
	Evolution Escr	7.5% Due 03-15-2022		373,000
	Felcor Lodging Ltd Partnership	5.625% Due 03-01-2023		459,000
	Ferrellgas L P	6.75% Due 06-15-2023		491,250
	Firstenergy Corp	4.25% Due 03-15-2023		206,759
	Ford Mtr Cr Co LLC	2.459% Due 03-27-2020		592,296
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Ford Mtr Cr Co LLC	2.375% Due 01-16-2018		$ 200,893
	Ford Mtr Cr Co LLC	1.5% Due 01-17-2017 REG		200,017
	Freeport-MCMOran	3.875% Due 03-15-2023		435,812
	Frontier	6.25% Due 09-15-2021		94,750
	FTI Consulting Inc	6% Due 11-15-2022		780,000
	Gen Mtrs Finl Co	3.2% Due 07-13-2020		501,504
	Genesis Energy L P	6.75% Due 08-01-2022		659,765
	Genesis Energy L P	5.625% Due 06-15-2024		147,375
	Genesis Energy L P	6% Due 05-15-2023		15,262
	Global Partners LP	7.0% Due 06-15-2023		241,250
	Goldman Sachs	2.20122% Due 04-23-2020		807,645
	Goldman Sachs	5.75% Due 01-24-2022		674,529
	Goldman Sachs	VAR RT 11-29-2023		618,604
	Goldman Sachs	2.16344% Due 09-15-2020		403,729
	Goldman Sachs	2.16344% Due 09-15-2020		302,797
	Goodyear Tire	5.125% Due 11-15-2023		489,250
	Granite Acquisition Inc	Term B Loan Due 12-17-2022 BEO		454,100
	Graphic Packaging	4.875% Due 11-15-2022		512,500
	Greeneden U.S Holdings Ii LLC	Term Loan		253,229
	Grifols Worldwide	5.25% Due 04-01-2022		541,305
	Grinding Media Inc	7.375% Due 12-15-2023		682,890
	Group 1 Automotive	5.25% Due 12-15-2023		470,250
	Gs Mtg Secs Ser 2014-Gc26	3.365% 3.365% 11-10-2047		619,512
	Gs Mtg Secs Tr 2010-C1 Mtg	Pass Thru CTFCL A-2 144A 4.592 10 AUG 2043		639,707
	HCA Hldgs Inc	6.25% Due 02-15-2021		484,312
	HCA Inc	4.75% 05-01-2023		332,719
	HCA Inc	5.875% Due 05-01-2023		239,062
	HCA Inc	4.5% Due 02-15-2027		221,062
	HCA Inc	7.5% Due 02-15-2022		170,250
	HCA Inc	5% Due 03-15-2024		77,156
	Herc Rentals Inc	7.5% Due 06-01-2022		526,875
	Hertz Corp	6.25% Due 10-15-2022		562,500
	Holly Energy	6.5% Due 03-01-2020		516,250
	HSBC Bank	29/10/18		2,615,191
	Hsbc Hldgs Plc	3.19083% Due 03-08-2021		836,814
	Hsbc Hldgs Plc	4.3% Due 03-08-2026		311,060
	Hughes Satellite	7.625% Due 06-15-2021		380,832
	Hughes Satellite	6.625% Due 08-01-2026		351,750
	Hughes Satellite	5.25% Due 08-01-2026		294,000
	Img Worldwide Inc	Term Loan Due 05-06-2022 BEO		430,313
	Infor Us Inc	6.5% Due 05-15-2022		521,250
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	ING Group N V	6.5% Due 12-31-2049		$ 289,313
	Intesa Sanpaolo S P A	2.375 Due 01-13-2017		500,069
	Intesa Sanpaolo S P A	SR Med Term NT CL X 6.5 2-24-2021		329,003
	Iron Mountain Inc	5.75% Due 08-15-2024		847,688
	Isle Capri Casinos	8.875% Due 06-15-2020		472,500
	J P Morgan	3.04114% Due 06-25-2035		30,781
	JP Morgan Chase Bank	8.375% 17/03/2034		419,111
	JP Morgan Chase Bank	8.375% 19/03/2024		379,853
	JP Morgan Chase Bank	6.125% Due 17/05/2028		377,522
	JP Morgan Chase Bank	7.0% Due 17/05/2022		330,558
	JP Morgan Chase Bank	8.75% 19/05/2031		230,297
	JPMorgan Chase	2.25% Due 01-23-2020		1,596,234
	JPMorgan Chase	2.55% Due 10-29-2020		499,631
	JPMorgan Chase	Fltg RT 2.41067% Due 03-01-2021		309,237
	JPMorgan Chase	3.2% Due 01-25-2023		303,339
	Jsc Kazmunaygas	7% GTD 05/05/2020 USD'REGS'		334,789
	Jsc Kazmunaygas	6.375% SNR MTN 09/04/21 USD		239,345
	Kbc Bank	8%-STP SUB 25/01/2023 USD		423,000
	Kinder Morgan	5.95% Due 02-15-2018		938,809
	KLX Inc	5.875% Due 12-01-2022		515,000
	Kookmin Bk Global	Book entry reg S Fltg RATE Due 01-31-2017 BEO		500,127
	Kraft Heinz Foods	3.95% Due 07-15-2025		709,124
	Kronos Acquisition Intermediate Inc.	Loan Due 08-04-2022 BEO		151,125
	Lamar Media Corp	5.875% SNR NT Due 02-01-2022		458,350
	Level 3 Fing Inc	5.375% Due 08-15-2022		103,250
	Level 3 Fing Inc	5.125% Due 05-01-2023		100,375
	Lifepoint Hospitals Inc	5.5% Due 12-01-2021 BEO		260,000
	Lightstone Generation LLC	Term Loan Due 12-15-2023 BEO		304,694
	Lightstone Generation LLC	Term Loan C Due 12-15-2023 BEO		29,018
	Live Nation Entmt	5.375% Due 06-15-2022		465,750
	Macquarie Bk Ltd	SR FLT RT 144A Due 10-27-2017 BEO		400,444
	Mallinckrodt Intl	4.75% Due 04-15-2023		435,000
	Mediacom LLC	7.25% Due 02-15-2022		531,480
	Medtronic Inc	4.625% Due 03-15-2045		432,568
	Mercedes-Benz Auto	1.15% Due 01-15-2019		299,634
	Merrill Lynch & Co Inc	6.875% Due 04-25-2018		531,455
	Merrill Lynch Mtg	2005-2 CL 2A FLT RT Due 10-25-2035		31,312
	Mgm Resorts Intl	8.625 Due 02-01-2019		337,125
	Mph Acqstn Hldgs	7.125% Due 06-01-2024		894,710
	Mpt Oper Partnership L P	6.375 Due 02-15-2022		466,312
	Mpt Oper Partnership L P	6.375% Due 03-01-2024		209,250
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Murphy Oil Corp	4.7% Due 12-01-2022		$ 290,157
	Murphy Oil Corp	6.875% Due 08-15-2024		159,750
	Navient Corp	6.625% Due 07-26-2021		105,750
	Navient Stud Ln	Fltg RT 1.92111% Due 03-25-2066		199,619
	Nbty Inc	7.625% 05-05-2016		439,875
	Netflix Inc	5.5% Due 02-15-2022		484,875
	Nexstar Broadcasting Inc	6.875 Due 11-15-2020		613,755
	Nissan Auto Fltg	Fltg RT 1.06833% Due 04-15-2019		300,180
	Norfolk Southn Corp	2.903% NTS Due 02-15-2023		397,536
	Nrg Energy Inc	6.25% Due 05-01-2024		145,875
	Nrg Energy Inc	6.25% Due 07-15-2022		100,250
	Nrg Energy Inc	7.875% Due 05-15-2021		66,720
	Nuance	5.625% Due 12-15-2026		147,488
	Nykredit Realkredi	1% NTS 01/04/17 DKK0.01		542,158
	Oracle Corp	1.9% Due 09-15-2021		293,158
	Penske Automotive	5.75% Due 10-01-2022		309,000
	Penske Automotive	5.375% Due 12-01-2024		199,500
	Penske Automotive	5.5% Due 05-15-2026		49,375
	Pertamina	5.625 Due 05-20-2043		184,016
	Petrobras Global	8.375% Due 05-23-2021		748,863
	Petrobras Global	8.375% Due 05-23-2021		323,249
	Petrobras Global	8.375% Due 05-23-2021		215,500
	Petroleos	4.625% Due 09-21-2023		145,920
	Platform Specialty	6.5% Due 02-01-2022		624,650
	Ppn CMO 4Times Sqr Tr 06-4Ts Cmlmtg	Pass Thru CTF 144A CL A 5.4 Due 121328 BEO		329,124
	Prestige Auto	1.46% Due 07-15-2020		199,805
	Prestige Brands	6.375% Due 03-01-2024		210,000
	Prologis L P	4.25 Due 08-15-2023		636,934
	Pt Pelabuhan Indo	4.25% Due 05-05-2025		190,310
	Pvtpl 1011778 B C Unlimited Liability	6.0% Due 4-01-2022		522,500
	Pvtpl Abn Amro Bk	Medium Term SR NT 5 4.25 Due 02-02-2017		501,079
	Pvtpl Advanced Disp Svcs Inc	5.625% Due 11-15-2024/11-15-2016 BEO		298,500
	Pvtpl Albertsons Cos LLC	6.625% Due 06-15-2024		130,312
	Pvtpl Alliance Data Sys Corp	6.375 Due 04-01-2020		304,500
	Pvtpl Alliance Data Sys Corp	5.875% Due 11-01-2021/10-27-2016 BEO		177,625
	Pvtpl Altice S A	7.75 Due 05-15-2022		427,000
	Pvtpl Ard Fin S A Sr Secd Toggle	7.125 Due 09-15-2023/09-16-2016 BEO		296,250
	Pvtpl Ardagh Packaging	7.25% 05-15-2024		684,937
	Pvtpl Ares Xxv Clo Ltd	SR NT CL A-R Fltg 144A 3C7 01-17-2024		499,503
	Pvtpl Argos Merger Sub Inc	7.125% 03-15-2023		520,200
	Pvtpl Ashtead Cap Inc	6.5% Due 07-15-2022/07-16-2012 BEO		523,750
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Avis Budget Car Rent LLC	6.375% Due 04-01-2024/03-29-2016 BEO		$ 74,906
	Pvtpl Babson Clo Ltd	2012 SR SECD NT CL A-1R Fltg 05-15-2023		304,599
	Pvtpl Baytex Energy Corp	5.625% Due 06-01-2024/06-06-2014 BEO		441,250
	Pvtpl Belden Inc	5.5% Due 09-01-2022		283,250
	Pvtpl Bluescope Stl Fin Ltd/Bluescope	GTD SR 144A 6.5 05-15-2021		370,860
	Pvtpl Bombardier Inc	7.5% Due 03-15-2025		617,512
	Pvtpl Bpce	4.625 Due 07-11-2024 BEO		395,227
	Pvtpl Brand Energy & Infrastructure	8.5% Due 12-01-2021		409,000
	Pvtpl CaLPine Corp	7.875% Due 01-15-2023/01-15-2017 BEO		215,797
	Pvtpl Camelot Fin S A	7.875% Due 10-15-2024/10-03-2016 BEO		134,550
	Pvtpl Cbs Radio Inc	7.25% Due 11-01-2024/10-17-2016 BEO		105,000
	Pvtpl Cequel Communications Hldgs I LLC	SR NT 144A 5.125%		407,000
	Pvtpl Cequel Communications Holdings	6.375% Due 09-15-2020		710,700
	Pvtpl Cheniere Corpus Christi Hldgs	5.875% Due 03-31-2025		214,265
	Pvtpl Ches Energy Corp	SR SECD 2ND LIEN NT 144A 8 Due 12-15-2022/12-23-2015 BEO		323,625
	Pvtpl CMO Banc Amer	REMIC TR 2009-UBER2 COML MTG CTF VAR 12-24-49		143,804
	Pvtpl CMO Citigroup Comm Mort Trust	2010-RR3 MLSR VAR RT 05-14-2017		341,390
	Pvtpl CMO Csmc Ser 2010-Rr1	SER 2010-RR1 CTF CL 2-A 144A VAR RT Due 09-15-2040 BEO		105,423
	Pvtpl CMO Csmc Ser 2010-Rr1	SER 2010-RR1 CTF CL 3-A 144A VAR RT Due 06-10-2049 BEO		39,351
	Pvtpl CMO Dbubs 2011-Lc1	PassThru CTF CL A-2 144A 4.528 07-01-19		162,809
	Pvtpl CMO Gs Mtg	SECS TR 2010-C2 VAR RT Due 12-10-2043 BEO		109,306
	Pvtpl CMO Gs Mtg	SER 2016-RENT CL B 3.98% 02-10-2029		102,594
	Pvtpl CMO J P Morgan Chase Coml Mtg	SECS TR 2011-C A-3 4.1063 Due 07-15-2046 BEO		775,099
	Pvtpl CMO J P Morgan Chase Coml Mtg	SECS CL A-3 4.3877 Due 02-15-2046 BEO		473,499
	Pvtpl CMO J P Morgan Chase Coml Mtg	SER 16-WPT CL A Fltg RT 10-15-2018		300,875
	Pvtpl CMO Jpmcc	SER 2016-FLRR CL AFL 1 01-15-2033		200,048
	Pvtpl CMO Obp Depositor LLC	2010 OBP CTF 144A 4.6462 Due 07-15-2045 BEO		531,710
	Pvtpl CMO Rbscf	Pass Thru CTF CL WBCMT A 144A VAR RT 4-16-47 BEO		327,713
	Pvtpl CMO Rbscf	PassThru CTF CL MSCI A 144A VAR 6-16-2049		153,444
	Pvtpl CMO Rbssp Resecuritization	SER 2009-12 CL 18A1 Fltg 12-25-2035		347,479
	Pvtpl CMO Rbssp Resecuritization	2009-12 Fltg 10-25-2035		284,605
	Pvtpl CMO Rbssp Resecuritization	2010-1 CL 2-A1 144A VAR 07-26-2045 BEO		212,695
	Pvtpl CMO Telos	2016-7 LTD CL A Fltg RATE 144A VAR 04-17-2025		256,859
	Pvtpl Comm Sales & Leasing Inc	7.125% 12-15-2024		101,000
	Pvtpl Commscope Inc	SR NT 144A 5.5% Due 06-15-2024/05-30-2014 BEO		310,500
	Pvtpl Constellium	5.75% Due 05-15-2024/05-07-2014 BEO		467,500
	Pvtpl Cps Auto Receivables	2016-D 1.5% Due 06-15-2020 BEO		281,451
	Pvtpl Credit Suisse Group Ag	6.5 Due 08-08-2023 BEO		424,900
	Pvtpl Credit Suisse Group Ag	3.75% Due 03-26-2025		246,200
	Pvtpl Credit Suisse Group Ag	6.5 Due 08-08-2023		212,450
	Pvtpl Daimler Fin North Amer LLC	1.65% Due 03-02-2018 BEO		823,926
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Dana Fing Luxembourg S A	6.5% Due 06-01-2026/05-27-2016 BEO		$ 156,750
	Pvtpl Dole Food Co Inc	7.25% Due 05-01-2019		459,000
	Pvtpl Dynegy Inc	8% Due 01-15-2025/10-11-2016 BEO		281,250
	Pvtpl Endo Fin LLC	5.875% Due 01-15-2023		444,937
	Pvtpl Esh Hospitality Inc	5.25% Due 05-01-2025		567,150
	Pvtpl Extraction Oil & Gas Hldgs	7.875% Due 07-15-2021 BEO		561,750
	Pvtpl First Data Corp	5.375% Due 08-15-2023/08-11-2015 BEO		415,000
	Pvtpl First Data Corp	5% Due 01-15-2024/11-25-2015 BEO		125,665
	Pvtpl Florida Gas Transmission Co	5.45% Due 07-15-2020/07-19-2010 BEO		537,944
	Pvtpl Fortress Cr Invts Iv Ltdsr	LTDSR 2015-4A CL A Fltg 07-17-2023 BEO		158,683
	Pvtpl Fortress Cr Invts Iv Ltdsr	LTDSR 2015-4A CL A Fltg 07-17-2023 BEO		158,683
	Pvtpl Gco Ed Ln Fdg	2006-2 AST BACKED NT A-3L 144A 08-25-2028 BEO		80,181
	Pvtpl Goodman Fdg Pty Ltd	GTD SR NT 144A6.375% Due 11-12-2020 BEO		420,855
	Pvtpl Greeneden U S Hldgs Ii LLC	10.0% 11-30-2024		132,813
	Pvtpl Gulfport Energy Corp	6.375% Due 05-15-2025/12-21-2016 BEO		303,810
	Pvtpl Gulfport Energy Corp	6% Due 10-15-2024/10-14-2016 BEO		127,187
	Pvtpl Herc Rentals Inc	7.75% Due 06-01-2024 BEO		105,125
	Pvtpl Hertz Corp	5.5% Due 10-15-2024/09-22-2016 BEO		480,563
	Pvtpl Hillmark Fdg Ltd	2006-1A CL A1 Fltg 05-21-2021		132,647
	Pvtpl Hudbay Minerals Inc	7.625% Due 01-15-2025 BEO		155,907
	Pvtpl Hudbay Minerals Inc	7.25% Due 01-15-2023 BEO		103,500
	Pvtpl Inception Mrgr/Rackspace	8.625% Due 11-15-2024		264,613
	Pvtpl Ineos Group Hldgs	5.625% Due 08-01-2024 BEO		446,625
	Pvtpl Infor Software Parent LLC	7.125% Due 05-01-2021		103,000
	Pvtpl Inmarsat Fin Plc	4.875% Due 05-15-2022/06-04-2014 BEO		778,000
	Pvtpl Inmarsat Fin Plc	6.5% Due 10-01-2024/09-22-2016 BEO		228,375
	Pvtpl Inventiv Group Hldgs Inc	7.5% Due 10-01-2024		340,405
	Pvtpl Iron Mountain Inc	6% Due 10-01-2020/09-29-2015 BEO		290,125
	Pvtpl Jaguar Hldg Co/Pharmaceutical	6.375% Due 08-01-2023		749,000
	Pvtpl Jda Escr LLC / Jda Bd Fin Inc	7.375% Due 10-15-2024/10-06-2016BEO		103,750
	Pvtpl Jupiter Res Inc	8.5% Due 10-01-2022/09-18-2014 BEO		237,188
	Pvtpl Kronos Acquisition Hldgs Inc	9% Due 08-15-2023/08-26-2015 BEO		523,688
	Pvtpl Kvk Clo 2012-1 Ltd	2012-1 LLC SR SECD NT CL A 144A 3C7 07-15-2023		195,200
	Pvtpl Leaseplan Corp	3 10-23-2017 REG		503,585
	Pvtpl Level 3 Fing Inc	5.25% Due 03-15-2026/03-22-2016 BEO		321,750
	Pvtpl Lg	5.875% Due 11-01-2024/10-27-2016 BEO		279,125
	Pvtpl LLCm Ltd Partnership Ser	SER 12A CL AR Fltg RT 10-19-2022		499,001
	Pvtpl Mallinckrodt	5.625% Due 10-15-2023		265,762
	Pvtpl Mastr Specialized	2006-01 MTG PassThru CTF CL 144A A 1-25-36		21,879
	Pvtpl Mdc Partners Inc	6.5% Due 05-01-2024		310,500
	Pvtpl Micron Technology Inc	5.25% Due 08-01-2023/02-03-2015 BEO		552,063
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Midas Inter Holdco	7.875% Due 10-01-2022 BEO		$ 361,375
	Pvtpl Midcontinent Fixed	6.875% Due 08-15-2023		106,500
	Pvtpl Montefiore Med Ctr Ny	TAXBL REV BD 144A Due 05-20-27		516,398
	Pvtpl Moog Inc	5.25% Due 12-01-2022/11-21-2014 BEO		357,000
	Pvtpl Navient Student Ln	2016-5 NT CLA Fltg 144A VAR RT Due 06-25-2065 BEO		1,191,379
	Pvtpl New York Life Global	1.95% Due 02-11-2020		595,665
	Pvtpl Ngl Energy Partners LP	7.5% Due 11-01-2023 BEO		335,563
	Pvtpl Nissan Mtr Accep Corp	1.95 Due 09-12-2017 BEO		401,147
	Pvtpl Nrg Energy Inc	7.25% Due 05-15-2026/05-23-2016 BEO		348,250
	Pvtpl Nrg Energy Inc	6.625% Due 01-15-2027/08-02-2016 BEO		212,625
	Pvtpl Nuance Communications Inc	6% Due 07-01-2024/06-21-2016 BEO		361,375
	Pvtpl Numericable Group S A	7.375 Due 05-01-2026/04-11-2016 BEO		538,125
	Pvtpl Numericable Group S A	6% Due 05-15-2022/05-08-2014 BEO		256,562
	Pvtpl Post Holdings Inc	6.75% Due 12-01-2021/11-18-2013 BEO		613,813
	Pvtpl President & Fellows Harvard	6.5% Due 01-15-2039		851,693
	Pvtpl Prestige Brands Inc	5.375% Due 12-15-2021/12-17-2013 BEO		592,250
	Pvtpl Quicken Loans Inc	5.75% Due 05-01-2025 BEO		559,188
	Pvtpl Range Resources Corp	5.875% Due 07-01-2022/09-16-2016 BEO		546,000
	Pvtpl Range Resources Corp	5% Due 03-15-2023/09-16-2016 BEO		396,000
	Pvtpl Realogy Group LLC	5.25% Due 12-01-2021		461,250
	Pvtpl Regionalcare Hosp Partners	8.25% Due 05-01-2023		324,188
	Pvtpl Renaissance Acquisition Corp	6.875% Due 08-15-2021		298,500
	Pvtpl Rite Aid Corp	6.125% Due 04-01-2023/04-02-2015 BEO		456,875
	Pvtpl Sinclair T.V. Group Inc	5.625% Due 08-01-2024/07-23-2014BEO		102,250
	Pvtpl Sirius Xm Radio Inc	6% Due 07-15-2024 BEO		653,125
	Pvtpl Southern Star Cent Corp	5.125% Due 07-15-2022/06-16-2014 BEO		177,188
	Pvtpl Steelriver Transm Co LLC	4.71% Due 06-30-2017/11-22-2010 BEO		137,492
	Pvtpl Sterigenics-Nordion Hldgs	6.5% Due 05-15-2023 BEO		203,500
	Pvtpl Tegna Inc	5.5% Due 09-15-2024		505,000
	Pvtpl Telesat Cda/Telesat LLC	8.875% Due 11-15-2024		390,937
	Pvtpl Tenet Healthcare Corp	7.5% Due 01-01-2022		78,188
	Pvtpl Thl Cr Wind Riv	SR 13-2A CL A-2A 144A Fltg 01-18-26		401,637
	Pvtpl Trinidad Drilling Ltd	7.875% Due 01-15-2019/01-15-2017 BEO		448,875
	Pvtpl Univision Communications Inc	5.125% Due 05-15-2023 BEO		615,625
	Pvtpl Univision Communications Inc	6.75% Due 09-15-2022		105,000
	Pvtpl Upcb Fin Iv Ltd	5.375% Due 01-15-2025/04-15-2015 BEO		856,375
	Pvtpl Valeant Pharmaceuticals	6.375% Due 10-15-2020/10-04-2012 BEO		300,671
	Pvtpl Venture Vii Cdo Ltd	RT Due 01-20-2022 BEO		380,414
	Pvtpl Venture X Clo Ltd	SER 12 -10A CL AR 07-20-2022		599,698
	Pvtpl Vibrant Clo Corp	SR SECD NT CL A-1AR Fltg 144A VAR RT 07-17-2024 BEO		465,264
	Pvtpl Viking Cruises Ltd	8.5% Due 10-15-2022		726,250
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Pvtpl Virgin Media Fin Plc	6% Due 10-15-2024		$ 489,250
	Pvtpl Volkswagen Group Amer	2.125 Due 05-23-2019		497,552
	Pvtpl Voya Clo	SR 2012-3AR CL AR Fltg Due 10-15-2022		300,351
	Pvtpl Voya Clo Ltd	Fltg RT 10-15-2022		200,252
	Pvtpl Vpii Escr Corp	6.75% Due 08-15-2018		213,187
	Pvtpl Vrx Escrow Corp	5.375% Due 03-15-2020/03-27-2015 BEO		295,750
	Pvtpl West Corp	5.375% Due 07-15-2022/07-01-2014 BEO		265,719
	Pvtpl Wmg Acquisition Corp	6.75% Due 04-15-2022/04-09-2014 BEO		105,250
	Pvtpl Xpo Logistics Inc	6.125% Due 09-01-2023/08-25-2016 BEO		548,625
	Pvtpl Zekelman Inds Inc	9.875% Due 06-15-2023/06-14-2016 BEO		112,000
	Pvtpl Ziggo	5.875% 01-15-2025		500,000
	Pvtpl1 Endeavor Energy Resource	SR NT 7% Due 08-15-2021		416,000
	Pvtpl1 Cablevision Sys	SR NT 8% Due 04-15-2020		548,750
	Pvtpl1 Psignode Indl Group Us Inc	6.375% 05-01-2022		1,082,288
	Qep Res Inc	6.875% Due 03-01-2021		531,250
	Quebecor Media Inc	5.75% Due 01-15-2023		374,537
	Quintiles	4.875% Due 05-15-2023		253,750
	Rabobank	8.4%-STP T1 Perp USD100000		411,460
	Rackspace Hosting, Inc.	Term B Loan Due 11-03-2023 BEO		126,348
	Range Res Corp	4.875% Due 05-15-2025		363,281
	Realkredit Danmark	1% BDS 01/04/17 DKK0.01		5,196,145
	Realkredit Danmark	2% CVD BDS 01/04/17 DKK0.01		114,166
	Realkredit Danmark	1% BDS 01/01/17 DKK0.01		113,482
	Realkredit Danmark	1% BDS 01/04/17 DKK0.01		42,708
	Reynolds Group	5.75% Due 10-15-2020		232,031
	Reynolds Group	STEP UP Due 02-15-2021		98,468
	Reynolds Group	7% Due 07-15-2024		398,672
	Reynolds Group	6.875% Due 02-15-2021		100,040
	Rice Energy Inc	6.25% Due 05-01-2022		616,500
	Rite Aid Corp	6.75% Due 06-15-2021		157,500
	Rose Rock	5.625% Due 07-15-2022		368,438
	Royal Bank Of Scot	6.934% Sub Mtn 09/04/18 EUR		113,350
	Safway Group Holding LLC	Term Loan B Due08-21-2023 BEO		298,309
	Sanchez Energy	7.75% Due 06-15-2021		152,625
	Santander Hldgs	2.38011% Due 11-24-2017		201,714
	Santander Uk Plc	2.5% Due 03-14-2019		301,752
	Schlumberger Hldgs Corp	CPN 01-17-2017		399,786
	Scientific Games Intl Inc	6.25% Due 09-01-2020 REG		297,500
	Sesi L L C	6.375% Due 05-01-2019		275,000
	Sinclair T.V.	6.125% Due 10-01-2022		700,560
	Slm Corp	7.25% Due 01-25-2022		635,250
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Southern Gas	6.875% 24/03/2026		$ 215,800
	Springleaf Fin Corp	7.75% Due 10-01-2021		369,250
	Springleaf Fin Corp	8.25% Due 12-15-2020		108,750
	Springleaf Mtg Ln	Fltg RT 1.77999997139% Due 12-25-2065		162,439
	Sprint Corporation	7.125% Due 06-15-2024		772,500
	Sprint Corporation	7.25% Due 09-15-2021		488,750
	Sprint Corporation	7.625% Due 02-15-2025		210,250
	Sprint Corporation	6.9% Due 05-01-2019		185,281
	Sprint Nextel Corp	9.125% Due 03-01-2017 REG		404,500
	Sprint Nextel Corp	6% Due 11-15-2022		328,445
	Sprint Nextel Corp	7% Due 08-15-2020		238,525
	Ssb No 1 Plc	BDS 10/03/23 USD7000		195,000
	Starwood Ppty	5% Due 12-15-2021		101,340
	Statoil Asa	3.125 Due 08-17-2017		606,832
	Std Inds Inc	5.875% Due 11-15-2024		329,875
	Std Inds Inc	5.5% Due 02-15-2023		103,510
	Sterigenics-Nordio	8.125% Due 11-01-2021		472,625
	Subn Propane	7.375% Due 08-01-2021		243,225
	Sumitomo Mitsui	2.934% Due 03-09-2021		301,570
	Summit Matls LLC	6.125% Due 07-15-2023		564,432
	Sunoco LP	6.25% Due 04-15-2021		560,313
	Surgical Care	6% Due 04-01-2023		438,813
	Sydney Airport	5.125 Due 02-22-2021		434,289
	Synchrony	2.28678% Due 11-09-2017		402,619
	Talen Energy Sup	6.5% Due 06-01-2025		347,625
	Teck Resources Ltd	4.75% Due 01-15-2022		1,002,500
	Tenet Healthcare	6.75% Due 02-01-2020		481,250
	Tenet Healthcare	SR Secd NT Fltg Due 06-15-2020/06-27-2016 REG		226,688
	Tenet Healthcare	5.5% 03-01-2019		98,260
	Terex Corp	6% Due 05-15-2021		613,500
	Tesoro Logistics	6.25% Due 10-15-2022		530,000
	Time Warner Inc	4.9% Due 06-15-2042		400,145
	T-Mobile Usa Inc	6.5% Due 01-15-2026		270,313
	T-Mobile Usa Inc	6.375% Due 03-01-2025		267,188
	T-Mobile Usa Inc	6.125% Due 01-15-2022		263,750
	T-Mobile Usa Inc	6.542% Due 04-28-2020		257,500
	T-Mobile Usa Inc	6.731% Due 04-28-2022		182,875
	Toledo Edison Co	7.25% Due 05-01-2020		90,719
	Toronto Dominion	2.25% Due 09-25-2019		302,388
	Total Cap	4.45% Due 06-24-2020		322,799
	Townsquare Media	6.5% Due 04-01-2023		477,500
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Corporate debt instruments (continued)
	Transdigm Inc	6.375% Due 06-15-2026		$ 385,125
	Transdigm Inc	6.5% Due 05-15-2025		366,625
	Tronox Fin LLC	6.375 Due 08-15-2020		163,625
	UBS Ag Jersey	BRH 22/02/2022		302,387
	UBS Ag Stamford	7.625% Due 08-17-2022		793,625
	UBS Ag Stamford	1.375% Due 08-14-2017		535,825
	Unibail-Rodamco Se Frn Emtn	04/19 USD200000'90		298,830
	Unit Corp	6.625% Due 05-15-2021		218,250
	United Rentals North Amer Inc	6.125% Due 06-15-2023		318,000
	United Rentals North Amer Inc	5.5% Due 07-15-2025		102,000
	Univar Usa Inc	6.75% Due 07-15-2023		696,938
	USI Inc (Aka Compass Investors Inc.)	Term Ln 2013 Due 12-27-2019 BEO		482,767
	Utd Rentals N Amer	5.875% Due 09-15-2026		360,063
	Verizon	5.15% BDS Due 09-15-2023 USD2000 REG		884,594
	Verizon	4.672% Due 03-15-2055		727,810
	Verizon	4.6% Due 04-01-2021		536,108
	Volkswagen Group	1.38622% Due 05-22-2018		199,048
	Vtb Capital Sa Luxembourg	6.95% 17/10/2022		215,836
	Weatherford Intl	4.5% Due 04-15-2022		99,763
	Wells Fargo & Co	NT Fltg Due 10-31-2023/10-31-2022 REG		708,640
	Wells Fargo & Co	1.95806% Due 12-07-2020		503,475
	Wells Fargo & Co	WEL2.28167% Due 03-04-2021		204,294
	Wells Fargo Home	Fltg RT 1.77111% Due 10-25-2034		73,105
	Wesco Distr Inc	5.375% Due 06-15-2024		551,375
	Weyerhaeuser Co	7.375% Due 10-01-2019		224,517
	Whiting Pete Corp 5% Due 03-15-2019	5% Due 03-15-2019		466,818
	Wideopenwest	10.25% Due 07-15-2019		712,125
	Wind Acqstn	6.5% Due 04-30-2020		416,000
	Wpx Energy Inc	7.5% Due 08-01-2020		430,000
	Wpx Energy Inc	6% Due 01-15-2022		128,125
	YPF Sociedad Anonima	8.875 12-19-2018		43,510
	Zayo Group LLC	6.375% Due 05-15-2025		522,500

	Derivative investments
	ANZ Banking Corp	Fx Deal Transacted On 06 Dec, 2016 Usd Krw Ex.Rate 0.000854		1,967
	ANZ Banking Corp	Fx Deal Transacted On 02 Dec, 2016 Usd Twd Ex.Rate 0.031313		160
	Bank of America	Fx Deal Transacted On 28 Apr, 2016 Usd Dkk Ex.Rate 0.154521		210,171
	Bank of America	Fx Deal Transacted On 20 Oct, 2016 Usd Mxn Ex.Rate 0.053260		73,215
	Bank of America	Fx Deal Transacted On 28 Sep, 2016 Usd Dkk Ex.Rate 0.151791		33,306
	Bank of America	Fx Deal Transacted On 12 Oct, 2016 Usd Mxn Ex.Rate 0.052115		27,906
	Bank of America	Fx Deal Transacted On 28 Dec, 2016 Eur Usd Ex.Rate 0.961538		17,530
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Bank of America	Fx Deal Transacted On 25 Oct, 2016 Usd Twd Ex.Rate 0.031824		$ 14,616
	Bank of America	Fx Deal Transacted On 23 Nov, 2016 Rub Usd Ex.Rate 65.320000		9,385
	Bank of America	Fx Deal Transacted On 11 Nov, 2016 Usd Sgd Ex.Rate 0.708933		6,558
	Bank of America	Fx Deal Transacted On 28 Sep, 2016 Usd Dkk Ex.Rate 0.151791		5,602
	Bank of America	Fx Deal Transacted On 11 Mar, 2016 Usd Dkk Ex.Rate 0.151400		4,508
	Bank of America	Fx Deal Transacted On 02 Dec, 2016 Usd Gbp Ex.Rate 1.262395		2,344
	Bank of America	Fx Deal Transacted On 05 Dec, 2016 Usd Twd Ex.Rate 0.031182		284
	Bank of America	Fx Deal Transacted On 02 Dec, 2016 Usd Twd Ex.Rate 0.031333		91
	Bank of America	Fx Deal Transacted On 13 Jan, 2016 Usd Cnh Ex.Rate 0.144875		41
	Bank of America	Fx Deal Transacted On 06 Jan, 2016 Usd Cny Ex.Rate 0.144875		32
	BNP	Brl /Zero 0.0% Bnpagb22 02/01/2018 1540869470		334
	BNP	Buy Prot On Colombia (Republic Of 12-20-20211539739308		11,244
	BNP	Buy Prot On Colombia (Republic Of 12-20-20211539819688		8,220
	BNP	Fx Deal Transacted On 17 Nov, 2016 Usd Jpy Ex.Rate 0.009220		186,813
	BNP	Fx Deal Transacted On 28 Nov, 2016 Usd Gbp Ex.Rate 1.250450		78,856
	BNP	Fx Deal Transacted On 28 Nov, 2016 Brl Usd Ex.Rate 3.438700		22,857
	BNP	Fx Deal Transacted On 21 Nov, 2016 Rub Usd Ex.Rate 65.085000		14,493
	BNP	Fx Deal Transacted On 22 Nov, 2016 Rub Usd Ex.Rate 64.532500		12,254
	BNP	Fx Deal Transacted On 11 Nov, 2016 Zar Usd Ex.Rate 14.426164		11,778
	BNP	Fx Deal Transacted On 09 Dec, 2016 Brl Usd Ex.Rate 3.407680		10,654
	BNP	Fx Deal Transacted On 28 Nov, 2016 Zar Usd Ex.Rate 13.981500		8,639
	BNP	Fx Deal Transacted On 28 Nov, 2016 Usd Eur Ex.Rate 1.060640		8,312
	BNP	Fx Deal Transacted On 30 Dec, 2016 Twd Usd Ex.Rate 32.869999		8,211
	BNP	Fx Deal Transacted On 11 Nov, 2016 Mxn Usd Ex.Rate 21.335453		7,601
	BNP	Fx Deal Transacted On 02 Dec, 2016 Usd Eur Ex.Rate 1.066642		7,081
	BNP	Fx Deal Transacted On 06 Dec, 2016 Usd Try Ex.Rate 0.287597		6,220
	BNP	Fx Deal Transacted On 09 Nov, 2016 Pen Usd Ex.Rate 3.411800		6,065
	BNP	Fx Deal Transacted On 30 Dec, 2016 Usd Twd Ex.Rate 0.031279		5,600
	BNP	Fx Deal Transacted On 14 Nov, 2016 Mxn Usd Ex.Rate 21.117999		5,534
	BNP	Fx Deal Transacted On 18 Nov, 2016 Usd Mxn Ex.Rate 0.048757		3,523
	BNP	Fx Deal Transacted On 11 Nov, 2016 Usd Gbp Ex.Rate 1.263431		3,486
	BNP	Fx Deal Transacted On 28 Dec, 2016 Brl Usd Ex.Rate 3.302099		2,320
	BNP	Fx Deal Transacted On 17 Nov, 2016 Inr Usd Ex.Rate 68.342900		2,140
	BNP	Fx Deal Transacted On 15 Nov, 2016 Inr Usd Ex.Rate 68.405400		1,315
	BNP	Fx Deal Transacted On 27 Oct, 2016 Usd Twd Ex.Rate 0.031653		1,232
	BNP	Fx Deal Transacted On 18 Nov, 2016 Usd Twd Ex.Rate 0.031075		889
	BNP	Fx Deal Transacted On 13 Dec, 2016 Usd Inr Ex.Rate 0.014748		849
	BNP	Fx Deal Transacted On 02 Dec, 2016 Try Usd Ex.Rate 3.619720		826
	BNP	Fx Deal Transacted On 11 Nov, 2016 Usd Inr Ex.Rate 0.014792		822
	BNP	Fx Deal Transacted On 30 Nov, 2016 Mxn Usd Ex.Rate 20.724945		555
	BNP	Fx Deal Transacted On 14 Nov, 2016 Mxn Usd Ex.Rate 21.087429		244
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	BNP	Fx Deal Transacted On 22 Dec, 2016 Usd Krw Ex.Rate 0.000828		$ 142
	BNP	Fx Deal Transacted On 30 Dec, 2016 Brl Usd Ex.Rate 3.259099		104
	BNP	Fx Deal Transacted On 30 Dec, 2016 Mxn Usd Ex.Rate 20.718600		37
	BNP	Fx Deal Transacted On 01 Dec, 2016 Usd Myr Ex.Rate 0.222766		22
	BNP	OTC Derivative Cash Collateral Receivable		257,000
	BNP	Purc Protection On People'Srep Of Chin 12-20-2021 1538718238		9,101
	BNP	Purc Protection On China 12-20-2021 1542465798		7,446
	BNP	USD 12M 8.68%/3MLIBOR BNPAGB22 01-11-2018 1539571908		15,640
	BNP	USD 12M 9.04%/3MLIBOR BNPAGB22 02-15-2018 1542461146		806
	CFSBUS	Buy Prot On Colombia (Republic Of 12-20-20211539819459		6,693
	CFSBUS	Sell Protection ON CDX NAIGS25V1 5Y 12-20-2020 SWPC0B1G7		40,911
	CFSBUS	Sell Protection ON CDX NAIGS26V1 5Y 06-20-2021 SWPC0CHQ6		13,287
	CFSBUS	Sell Protection ON CDX NAIGS27V1 5Y 12-20-2021 SWPC0DTU2		10,590
	CFSBUS	Sell Protection ON PRUDENTIAL FINL INC 12-20-2018 SWPC0EB70		7,247
	CFSBUS	Sell Protection ON METLIFE INC 12-20-2018 SWPC0EB39		6,555
	CFSBUS	Sell Prot On Volkswagen Internati 20/06/2017 Swpc0Ehw9		759
	Citibank	OTC Derivative Cash Collateral Receivable		410,000
	Citibank	Fx Deal Transacted On 01 Dec, 2016 Usd Nzd Ex.Rate 0.707750		13,651
	Citibank	Fx Deal Transacted On 30 Dec, 2016 Brl Usd Ex.Rate 3.259099		68
	Citigroup	CME_IRS CME_SBSIUS USD P 2.25%/R 3M LIBOR 12/21/2046 SWU00INI4		112,968
	Citigroup	CME_IRS CME_SBSIUS USD P 2.5%/R 3M LIBOR 02/22/2026 SWU00GU74		67,145
	Citigroup	CME_IRS CME_SBSIUS USD P 2.4%/R 3M LIBOR 03/16/2026 SWU00HB08		31,352
	Citigroup	CME_IRS CME_SBSIUS USD P 3M LIBOR/R 2.5% 12/19/2023 SWU00KKD3		4,653
	Citigroup	CME_IRS CME_SBSIUS MXN P 28D TIIE/R 8.04% 17/12/2026 SWU00KNI9		1,243
	Citigroup	CME_IRS CME_SBSIUS MXN P 28D TIIE/R 8.3% 11/12/2031 SWU00KNJ7		413
	Citigroup	LCH_IRS LCH_SBSIUS USD P 1.75%/R 3M LIBOR 12/21/2026 SWU00INB9		31,322
	Citigroup	LCH_IRS LCH_SBSIUS USD P 1.5%/R 3M LIBOR 12/21/2021 SWU00IN78		4,445
	Citigroup	Put Swptn USD CITIUS33 6M 1.2%/3MLIBOR		5,188
	Credit Agricole	Fx Deal Transacted On 28 Dec, 2016 Gbp Usd Ex.Rate 0.816787		63,262
	Credit Suisse	Fx Deal Transacted On 27 Oct, 2016 Usd Jpy Ex.Rate 0.009617		277,308
	Credit Suisse	Fx Deal Transacted On 08 Dec, 2016 Usd Krw Ex.Rate 0.000861		1,752
	Credit Suisse	Fx Deal Transacted On 12 Dec, 2016 Rub Usd Ex.Rate 62.019999		500
	Credit Suisse	Fx Deal Transacted On 27 Oct, 2016 Usd Twd Ex.Rate 0.031665		433
	Credit Suisse	Fx Deal Transacted On 11 Nov, 2016 Usd Hkd Ex.Rate 0.128999		10
	Credit Suisse	LCH_IRS LCH_CSFBUS USD P 1.5%/R 3M LIBOR 12/21/2021 SWU00IN78		175,586
	Credit Suisse	LCH_IRS LCH_CSFBUS USD P 1.75%/R 3M LIBOR 12/21/2026 SWU00INB9		9,025
	Credit Suisse	LCH_IRS LCH_CSFBUS USD P 2.25%/R 3M LIBOR 06/15/2026 SWU00FAB9		2,836
	CSFBUS	CME_IRS CME_CSFBUS GBP P .75%/R 6M LIBOR 15/03/2027 SWU00JOF7		48,834
	CSFBUS	CME_IRS CME_CSFBUS USD P 1.5%/R 3M LIBOR 06/15/2019 SWU00H8N2		45,624
	CSFBUS	CME_IRS CME_CSFBUS USD P 1.45%/R 3M LIBOR 06/28/2021 SWU00ISZ1		32,755
	CSFBUS	CME_IRS CME_CSFBUS USD P 2.3%/R 3M LIBOR 04/27/2026 SWU00I172		28,027
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	CSFBUS	CME_IRS CME_CSFBUS USD P 1.85%/R 3M LIBOR 07/27/2026 SWU00JC37		$ 21,468
	CSFBUS	CME_IRS CME_CSFBUS USD P 3M LIBOR/R 2.25% 12/16/2022 SWU00D991		18,773
	Deutche Bank	Call Swaption Usd Deutgb2L 3Mlibor		11,807
	Deutche Bank	Call Swaption Usd Deutgb2L 3Mlibor		7,871
	Deutche Bank	Fx Deal Transacted On 18 Nov, 2016 Brl Usd Ex.Rate 3.462493		62,379
	Deutche Bank	Fx Deal Transacted On 08 Dec, 2016 Usd Krw Ex.Rate 0.000862		7,650
	Deutche Bank	Fx Deal Transacted On 04 Nov, 2016 Brl Usd Ex.Rate 3.298640		7,201
	Deutche Bank	Fx Deal Transacted On 18 Nov, 2016 Brl Usd Ex.Rate 3.462492		1,924
	Deutche Bank	Fx Deal Transacted On 06 Jan, 2016 Usd Cnh Ex.Rate 0.144466		1,831
	Deutche Bank	Fx Deal Transacted On 11 Nov, 2016 Usd Inr Ex.Rate 0.014790		402
	Deutche Bank	Fx Deal Transacted On 11 Nov, 2016 Usd Inr Ex.Rate 0.014792		129
	Deutche Bank	Fx Deal Transacted On 21 Dec, 2016 Usd Sgd Ex.Rate 0.692549		19
	Deutche Bank	OTC Derivative Cash Collateral Receivable		340,000
	Deutche Bank	Put Swptn USD DEUTGB2L 6M 2.15%/3MLIBOR8		45,266
	Deutche Bank	Put Swptn USD DEUTGB2L 6M 2.86%/3MLIBOR		37,904
	Deutche Bank	Put Swptn USD DEUTGB2L 6M 2.15%/3MLIBOR		30,177
	Goldman Sachs	CME_IRS CME_GOLDUS USD P 2.25%/R 3M LIBOR 12/21/2046 SWU00INI4		270,487
	Goldman Sachs	CME_IRS CME_GOLDUS USD P 1.75%/R 3M LIBOR 12/21/2026 SWU00INA1		143,613
	Goldman Sachs	CME_IRS CME_GOLDUS USD P 1.5%/R 3M LIBOR 12/21/2021 SWU00IN60		111,159
	Goldman Sachs	CME_IRS CME_GOLDUS USD P 2.5%/R 3M LIBOR 06/15/2046 SWU00FLJ0		45,860
	Goldman Sachs	Fx Deal Transacted On 09 Dec, 2016 Rub Usd Ex.Rate 63.974999		6,967
	Goldman Sachs	Fx Deal Transacted On 05 Dec, 2016 Usd Krw Ex.Rate 0.000852		2,032
	Goldman Sachs	Fx Deal Transacted On 29 Nov, 2016 Usd Twd Ex.Rate 0.031446		1,467
	Goldman Sachs	Fx Deal Transacted On 27 Dec, 2016 Sgd Usd Ex.Rate 1.448500		948
	Goldman Sachs	Fx Deal Transacted On 30 Dec, 2016 Brl Usd Ex.Rate 3.259100		710
	Goldman Sachs	Fx Deal Transacted On 29 Nov, 2016 Usd Twd Ex.Rate 0.031402		547
	Goldman Sachs	OTC Derivative Cash Collateral Receivable		161,000
	Goldman Sachs	PutT Swptn USD GSCMUS33 6M 1.25%/3MLIBOR		896
	Goldman Sachs	Sell Protection ON CDX NAIGS27V1 5Y 12-20-2021 SWPC0DTU2		86,238
	HSBC Bank	CME_ZCS CME_CSFBUS BRL P 1D BZDIO/R 11.78% 04/01/2021 1543653230		11,709
	HSBC Bank	Fx Deal Transacted On 25 Oct, 2016 Usd Cnh Ex.Rate 0.147091		61,973
	HSBC Bank	Fx Deal Transacted On 19 Oct, 2016 Usd Cny Ex.Rate 0.147091		60,340
	HSBC Bank	Fx Deal Transacted On 10 Nov, 2016 Usd Idr Ex.Rate 0.000074		29,952
	HSBC Bank	Fx Deal Transacted On 11 Nov, 2016 Usd Cny Ex.Rate 0.145454		21,024
	HSBC Bank	Fx Deal Transacted On 10 Nov, 2016 Usd Krw Ex.Rate 0.000864		20,752
	HSBC Bank	Fx Deal Transacted On 09 Nov, 2016 Cop Usd Ex.Rate 3058.809993		13,426
	HSBC Bank	Fx Deal Transacted On 14 Nov, 2016 Usd Cny Ex.Rate 0.145359		12,688
	HSBC Bank	Fx Deal Transacted On 05 Dec, 2016 Usd Eur Ex.Rate 1.075801		12,480
	HSBC Bank	Fx Deal Transacted On 14 Dec, 2016 Usd Krw Ex.Rate 0.000849		11,630
	HSBC Bank	Fx Deal Transacted On 16 Nov, 2016 Zar Usd Ex.Rate 14.476393		11,338
	HSBC Bank	Fx Deal Transacted On 09 Nov, 2016 Eur Huf Ex.Rate 0.003264		8,719
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	HSBC Bank	Fx Deal Transacted On 02 Dec, 2016 Huf Eur Ex.Rate 314.382798		$ 8,054
	HSBC Bank	Fx Deal Transacted On 11 Nov, 2016 Usd Krw Ex.Rate 0.000855		7,589
	HSBC Bank	Fx Deal Transacted On 11 Nov, 2016 Usd Krw Ex.Rate 0.000855		6,911
	HSBC Bank	Fx Deal Transacted On 18 Nov, 2016 Zar Usd Ex.Rate 14.546697		6,503
	HSBC Bank	Fx Deal Transacted On 11 Nov, 2016 Usd Twd Ex.Rate 0.031238		4,784
	HSBC Bank	Fx Deal Transacted On 14 Dec, 2016 Usd Mxn Ex.Rate 0.048843		4,477
	HSBC Bank	Fx Deal Transacted On 07 Dec, 2016 Usd Try Ex.Rate 0.288585		3,493
	HSBC Bank	Fx Deal Transacted On 02 Dec, 2016 Zar Usd Ex.Rate 14.254374		2,648
	HSBC Bank	Fx Deal Transacted On 17 Nov, 2016 Huf Eur Ex.Rate 309.821700		1,316
	HSBC Bank	Fx Deal Transacted On 30 Nov, 2016 Idr Usd Ex.Rate 13691.000000		983
	HSBC Bank	Fx Deal Transacted On 02 Dec, 2016 Pln Usd Ex.Rate 4.218973		534
	HSBC Bank	Fx Deal Transacted On 30 Nov, 2016 Mxn Usd Ex.Rate 20.679981		149
	HSBC Bank	Fx Deal Transacted On 30 Nov, 2016 Usd Thb Ex.Rate 0.027984		138
	HSBC Bank	Fx Deal Transacted On 30 Dec, 2016 Usd Eur Ex.Rate 1.058689		26
	JP Morgan Chase	OTC Derivative Cash Collateral Receivable		170,000
	JP Morgan Chase	Fx Deal Transacted On 15 Mar, 2016 Usd Dkk Ex.Rate 0.151148		167,045
	JP Morgan Chase	Fx Deal Transacted On 19 Oct, 2016 Usd Krw Ex.Rate 0.000890		96,425
	JP Morgan Chase	USD 12M 8.07%/3MLIBOR BNPAGB22 03-20-2018 1544908841		25,567
	JP Morgan Chase	Fx Deal Transacted On 17 Nov, 2016 Brl Usd Ex.Rate 3.479000		11,830
	JP Morgan Chase	Fx Deal Transacted On 11 Nov, 2016 Usd Cny Ex.Rate 0.145761		8,995
	JP Morgan Chase	Fx Deal Transacted On 05 Dec, 2016 Usd Gbp Ex.Rate 1.273424		6,065
	JP Morgan Chase	Fx Deal Transacted On 01 Dec, 2016 Usd Aud Ex.Rate 0.737886		5,039
	JP Morgan Chase	Fx Deal Transacted On 06 Oct, 2016 Brl Usd Ex.Rate 3.309000		4,455
	JP Morgan Chase	Fx Deal Transacted On 02 Dec, 2016 Usd Twd Ex.Rate 0.031313		3,790
	JP Morgan Chase	Fx Deal Transacted On 09 Dec, 2016 Usd Sgd Ex.Rate 0.699971		3,425
	JP Morgan Chase	Fx Deal Transacted On 17 Nov, 2016 Brl Usd Ex.Rate 3.478999		2,068
	JP Morgan Chase	Fx Deal Transacted On 06 Dec, 2016 Usd Krw Ex.Rate 0.000856		1,903
	JP Morgan Chase	Fx Deal Transacted On 02 Dec, 2016 Usd Twd Ex.Rate 0.031268		1,739
	JP Morgan Chase	Fx Deal Transacted On 28 Nov, 2016 Usd Twd Ex.Rate 0.031512		1,682
	JP Morgan Chase	Fx Deal Transacted On 07 Nov, 2016 Usd Krw Ex.Rate 0.000875		1,636
	JP Morgan Chase	Fx Deal Transacted On 09 Nov, 2016 Usd Jpy Ex.Rate 0.009736		1,601
	JP Morgan Chase	Fx Deal Transacted On 23 Nov, 2016 Usd Twd Ex.Rate 0.031263		1,083
	JP Morgan Chase	Fx Deal Transacted On 05 Dec, 2016 Usd Krw Ex.Rate 0.000851		986
	JP Morgan Chase	Fx Deal Transacted On 05 Dec, 2016 Usd Twd Ex.Rate 0.031179		435
	JP Morgan Chase	Fx Deal Transacted On 14 Nov, 2016 Cny Cnh Ex.Rate 1.000000		323
	JP Morgan Chase	Fx Deal Transacted On 30 Dec, 2016 Brl Usd Ex.Rate 3.259100		160
	JP Morgan Chase	Fx Deal Transacted On 30 Dec, 2016 Chf Usd Ex.Rate 1.016851		25
*	Morgan Stanley	OTC Derivative Cash Collateral Receivable		260,000
	NGFP	Call Swapton USD NGFPUS33 3MLIBOR		7,871
	NGFP	Put Swptn USD NGFPUS33 6M 2.15%/3MLIBOR		30,177
	Nomura Global	IR FLR USD 1.6%/3MLIBOR NGFPUS33 12-06-2019 3175C1606		20,769
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	Royal Canadian Bank	PutT Swptn USD ROYCCAT3IMM 6M 2.765%/3M LIBOR		$ 151,685
	SCBLGB2L	Fx Deal Transacted On 25 Oct, 2016 Usd Krw Ex.Rate 0.000879		6,680
	SCBLGB2L	Fx Deal Transacted On 21 Oct, 2016 Usd Myr Ex.Rate 0.238310		4,590
	SCBLGB2L	Fx Deal Transacted On 25 Jan, 2016 Usd Cnh Ex.Rate 0.145465		3,417
	SCBLGB2L	Fx Deal Transacted On 22 Jan, 2016 Usd Cny Ex.Rate 0.145465		2,868
	SCBLGB2L	Fx Deal Transacted On 30 Nov, 2016 Usd Twd Ex.Rate 0.031372		2,757
	SCBLGB2L	Fx Deal Transacted On 23 Dec, 2016 Brl Usd Ex.Rate 3.302750		2,066
	SCBLGB2L	Fx Deal Transacted On 05 Dec, 2016 Usd Krw Ex.Rate 0.000854		800
	SCBLGB2L	Fx Deal Transacted On 30 Nov, 2016 Usd Twd Ex.Rate 0.031404		565
	SCBLGB2L	Fx Deal Transacted On 09 Dec, 2016 Brl Usd Ex.Rate 3.374000		538
	SCBLGB2L	Fx Deal Transacted On 30 Dec, 2016 Brl Usd Ex.Rate 3.259099		374
	SCBLGB2L	Fx Deal Transacted On 02 Dec, 2016 Usd Twd Ex.Rate 0.031347		128
	Societe Generale	Fx Deal Transacted On 15 Sep, 2016 Usd Cny Ex.Rate 0.148301		15,428
	Societe Generale	Fx Deal Transacted On 13 May, 2016 Usd Dkk Ex.Rate 0.153091		9,081
	Societe Generale	Fx Deal Transacted On 22 Dec, 2016 Usd Krw Ex.Rate 0.000835		4,326
	Societe Generale	Fx Deal Transacted On 05 Dec, 2016 Usd Twd Ex.Rate 0.031264		940
	Standard Charter Bank	Fx Deal Transacted On 01 Dec, 2016 Usd Jpy Ex.Rate 0.008802		39,640
	Standard Charter Bank	Fx Deal Transacted On 12 Dec, 2016 Usd Gbp Ex.Rate 1.261927		3,717
	Standard Charter Bank	Fx Deal Transacted On 15 Nov, 2016 Usd Gbp Ex.Rate 1.244129		2,700
	Standard Charter Bank	Fx Deal Transacted On 17 Nov, 2016 Usd Gbp Ex.Rate 1.251024		1,792
	Standard Charter Bank	Fx Deal Transacted On 09 Dec, 2016 Usd Mxn Ex.Rate 0.048708		1,649
	Standard Charter Bank	Fx Deal Transacted On 16 Nov, 2016 Usd Gbp Ex.Rate 1.244333		1,359
	Standard Charter Bank	Fx Deal Transacted On 28 Oct, 2016 Usd Sgd Ex.Rate 0.717385		1,356
	Standard Charter Bank	Fx Deal Transacted On 09 Dec, 2016 Usd Mxn Ex.Rate 0.048708		225
	TD Securities	OTC Derivative Cash Collateral Receivable		260,000
	Toronto Dominion Bank	OTC Derivative Cash Collateral Receivable		20,000
	Toronto Dominion Bank	Fx Deal Transacted On 22 Nov, 2016 Brl Usd Ex.Rate 3.392074		20,759
	Wachovia Bank	IR FLR USD 1.6%/3MLIBOR PNBPUS33CHA 12-06-2019 3175JSF83		20,345
	RPI	1.57%/US CPI BOFAUS6NGFX 11-23-2020 SWU0AN162		46,313
	RPI	1.6775%/US CPI LCH_CSFBUS 05-24-2021 SWU029980		29,881
	RPI	US CPI/1.73% CHASUS33 07-26-2026SWU0B1326		15,670
	RPI	1.565%/US CPI BOFAUS6S 06-07-2018 SWU0C2018		14,388
	IRS	ZERO 11.96% MIDLGB22 02/01/2019 1538417330		11,183
	RPI	.80625%/EUR CPI X-TOB LCH_SBSIUS15/04/2021 SWU0C8262		9,467
	RPI	.875%/EUR CPI X-TOB LCH_SBSIUS 15/05/2021 SWU0B4254		8,041
	RPI	.875%/EUR CPI X-TOB LCH_SBSIUS 15/05/2021 SWU0B4254		8,041
	RPI	1.6025%/US CPI CHASUS33 09-12-2021 SWU0C4444		7,931
	IRS	3M 3.52%/CNRR0 MIDLGB22 12/12/2021 1544496040		5,779
	RPI	UK RPI/3.6155% LCH_SBSIUS 15/10/2031 SWU09FG57		5,333
	RPI	.80625%/EUR CPI X-TOB BNPAFRPP 15/04/2021 SWU09TE42		4,308
	RPI	1.01%/US CPI BOFAUS6NGFX 10-16-2017 SWU0AM602		3,607
				(continued)

MORGAN STANLEY 401(k) PLAN
Plan Number 003, Employer Identification Number 20-8764829
FORM 5500, SCHEDULE H, LINE 4i —
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AT DECEMBER 31, 2016
				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issuer	Description of Investment	Cost**	Value
	Derivative investments (continued)
	RPI	2.0265%/US CPI LCH_SBSIUS 11-23-2020 SWU0C8403		$ 2,821
	RPI	2.02125%/US CPI LCH_SBSIUS 11-25-2020 SWU0C8452		2,323
	RPI	.29%/EUR CPI X-TOB LCH_SBSIUS 15/08/2017 SWU0C7900		1,899
	RPI	1.565%/US CPI BOFAUS6S 06-07-2018 SWU0C2018		1,370
	RPI	.89%/FRC CPI X-TOB LCH_SBSIUS 15/11/2018 SWU09HT18		1,207
	RPI	1.58%/US CPI BOFAUS6S 05-23-2018SWU0B0708		927
	RPI	.8825%/EUR CPI X-TOB LCH_SBSIUS 15/11/2018 SWU09MT17		657
	RPI	.8825%/EUR CPI X-TOB LCH_SBSIUS 15/11/2018 SWU09MT17		657
	RPI	.8825%/EUR CPI X-TOB LCH_SBSIUS 15/11/2018 SWU09MT17		657
	RPI	.89%/FRC CPI X-TOB LCH_SBSIUS 15/11/2018 SWU09HT18		604

	Repurchase agreements
*	PIMCO	Agreements to repurchase securities		21,100,000

	Collective trust funds
*	Blackrock	Blackrock Equity Index Non-Lendable Fund F; 27,192,641 shares		960,860,133
	State Street	State Street Target Retirement 2035 Non-Lending Series Fund; 21,853,668 shares		240,980,402
	State Street	State Street Target Retirement 2030 Non-Lending Series Fund; 14,847,777 shares		163,711,595
*	Blackrock	Blackrock Mid Capitalization Equity Index Non-Lendable Fund F; 6,001,984 shares		160,439,031
	State Street	State Street Target Retirement Income Non-Lending Series Fund; 15,087,129 shares		160,391,269
	State Street	State Street Target Retirement 2025 Non-Lending Series Fund; 13,723,502 shares		151,054,585
*	Blackrock	Blackrock MSCI ACWI Ex U.S. IMI Index Non-Lendable Fund F; 12,046,647 shares		149,696,458
*	Blackrock	Blackrock Russell 2000 Index Non-Lendable Fund M; 10,918,292 shares		148,838,157
	State Street	State Street Target Retirement 2040 Non-Lending Series Fund; 11,754,518 shares		129,664,087
*	Blackrock	Blackrock US Debt Index Non Lendable Fund F; 9,288,697 shares		127,644,344
	State Street	State Street Target Retirement 2045 Non-Lending Series Fund; 10,851,777 shares		120,042,362
	State Street	State Street Target Retirement 2020 Non-Lending Series Fund; 10,289,690 shares		112,219,355
	State Street	State Street Target Retirement 2050 Non-Lending Series Fund; 8,969,621 shares		99,177,102
	State Street	State Street Target Retirement 2055 Non-Lending Series Fund; 5,825,193 shares		64,449,931
	State Street	State Street Target Retirement 2060 Non-Lending Series Fund; 1,384,233 shares		14,384,951
*	Northern Trust	Short Term Investment Fund		257,865,946
*	PIMCO	Short Term Investment Fund		10,118,557

	Participant-directed investments at fair value			$ 8,826,122,017

*	Various Participants	Participant Loans (secured by account, rates ranging from		$ 97,737,084
		4.25% to 10.50% with maturity dates ranging from 2017 to 2031)

	* Party-in-interest
	** Cost information is not required for Participant-directed investments and therefore is not included.
	See Report of Independent Registered Public Accounting Firm
				(concluded)